UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-1/A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Oncolin Therapeutics, Inc.
 (Exact name of registrant as specified in its charter)

____________________________________Nevada____________________________________
(State or other jurisdiction of incorporation or organization)

_____________________________________2834___________________________________
(Primary Standard Industrial Classification Code Number)

____________________________________88-0507007____________________________________
(I. R. S. Employer Identification Number)

6750 West Loop South, Suite 790, Bellaire, Texas   77401, (832) 426-7907
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Steven M. Plumb, Oncolin Therapeutics, Inc.
6750 West Loop South, Suite 790, Bellaire, Texas   77401, (832) 426-7907

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With copy to:

THOMAS C. PRITCHARD or SONDRA JURICA, BREWER & PRITCHARD, P.C.,
 THREE RIVERWAY, SUITE 1800, HOUSTON, TEXAS 77056, PHONE (713) 209-2950,  FAX (713) 659-5302

As soon as practicable after this Registration Statement becomes effective
 (Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filed, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filed” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☐                                                                                           Accelerated filer  ☐

Non-accelerated filer  ☐ (Do not check if a smaller reporting company)                                                                                                                                Smaller reporting company  ☒

SEC 870 (02-08)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Being Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $.08	5,250,000	$0.43	$2,257,500	$88.71
TOTAL				$88.71

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based upon the last sale of the Registrant’s common stock on February 19, 2008, as reported on the OTC Bulletin Board.

(3)Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, Dated May 9, 2008
Preliminary Prospectus

The information in this prospectus is not complete and may be changed.  The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

ONCOLIN THERAPEUTICS, INC.

5,200,000 SHARES

This prospectus relates to the offer and sale of shares of Oncolin Therapeutics, Inc.’s common stock by the selling stockholder, Dutchess Private Equities Fund, Ltd. (“Dutchess”).

This offering is not being underwritten.  We have agreed to indemnify Dutchess.  Further, we have agreed to pay the expenses related to the registration of the shares being offered, but we will not receive any proceeds from the sale of the shares by the selling stockholder.  Dutchess is an underwriter within the meaning of the Securities Act of 1933, as amended.

Our common stock is currently traded on the OTC Bulletin Board under the symbol OCOL.  On April 11, 2008, the closing price of our common stock was $0.51 per share.

Investing in our common stock involves risks.  You should purchase our shares only if you can afford a complete loss of your investment.  WE URGE YOU TO READ THE RISK FACTORS SECTION BEGINNING ON PAGE 5 ALONG WITH THE REST OF THIS PROSPECTUS BEFORE YOU MAKE YOUR INVESTMENT DECISION.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May 9, 2008

ONCOLIN THERAPEUTICS, INC.
FORM S-1
TABLE OF CONTENTS

Page
Risk Factors                                                                                                                                    5
Prospectus Summary                                                                                                                    11
The Offering                                                                                                                                   14
Special Note Regarding Forward-looking Statements                                                                                     15
Use of Proceeds                                                                                                                                                     15
Market Price Information and Dividend Policy                                                                                                 15
Management's Discussion and Analysis                                                                                                          17
Our Business                                                                                                                                  19
Selling Stockholder                                                                                                                                                23
Plan of Distribution                                                                                                                                               24
Management                                                                                                                                                          24
Principal Stockholders                                                                                                                                          26
Description of Securities                                                                                                                                      27
Disclosure of Commission Position on Indemnification for Securities Act Liabilities                               28
Experts                                                                                                                                                                    28
Legal Matters                                                                                                                                                        28
Financial Statements                                                                                                                                            F-1

RISK FACTORS

Any investment in our securities involves a high degree of risk.  You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our securities.

Our business, financial condition and results of operations could be materially adversely affected if any of these risks materialized, which could result in the trading price of our common stock to decline.

The Company is a development stage company and there can be no assurance the Company will successfully implement its plans.

              The Company is in the development stage and its operations are subject to the considerable risks inherent in the establishment of a new business enterprise.  As of December 31, 2007, the Company had experienced cumulative losses equal to $4,469,131.  The Company’s likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the formation of a new business which seeks to obtain funds to finance its operations in a highly competitive environment.  There can be no assurance that the Company will successfully implement any of its plans in a timely or effective manner or that the Company will ever be profitable. In addition, there can be no assurances that we will choose to continue any of our current product candidates because we intend to consider and, as appropriate, divest ourselves of products or businesses that may no longer be a strategic fit to our business strategy.

We have a history of losses and expect to incur substantial losses and negative operating cash flows for the foreseeable future, and we may never achieve or maintain profitability.

              We have no revenues and are not currently profitable.  We will likely need to raise additional capital as early as six months or sooner.   Since our inception, we have incurred significant net losses. As a result of ongoing operating losses, we had an accumulated deficit of $10,896,572 as of December 31, 2007. Even if we succeed in developing and commercializing one or more of our drugs, we expect to incur substantial losses for the foreseeable future and may never become profitable. We also expect to continue to incur significant operating and capital expenditures and anticipate that our expenses will increase substantially in the foreseeable future as we:
▪	seek regulatory approvals for our product candidates;
▪	develop, formulate, manufacture and commercialize our drugs; implement additional internal systems and infrastructure; and hire additional clinical and scientific personnel; and
▪
expect to experience negative cash flow for the foreseeable future as we fund our operating losses and capital expenditures. As a result, we will need to generate significant revenues to achieve and maintain profitability. We may not be able to commercialize products from which to generate these revenues, and we may never achieve profitability in the future.

If we cannot raise additional funding, we will be unable to complete development of our product candidates.

              We will require additional funding in order to continue our research and product development programs, including preclinical testing and clinical trials of our product candidates, for operating expenses, and to pursue regulatory approvals for product candidates. We also may require additional funding to establish manufacturing and marketing capabilities in the future. We believe that our existing capital resources and the proceeds for this Offering will be sufficient to satisfy our current and projected funding requirements for at least the next six months.  However, these resources will be insufficient to conduct research and development programs as planned. If we cannot obtain adequate funds, we may be required to curtail significantly one or more of our research and development programs or obtain funds through arrangements with corporate collaborators or others that may require us to relinquish rights to some of our technologies or product candidates.

Our future capital requirements will depend on many factors, including:
▪	continued scientific progress in our research and development programs;
▪	the magnitude of our research and development programs;
▪	progress with preclinical testing and clinical trials;
▪	the time and costs involved in obtaining regulatory approvals;
▪	the costs involved in filing and pursuing patent applications and enforcing patent claims;
▪	competing technological and market developments;
▪	the establishment of additional strategic alliances;
▪	the cost of commercialization activities and arrangements; and
▪	the cost of product licensing and any possible acquisitions.

Although we intend to seek additional funding through public or private sales of our securities, including equity securities or through strategic alliances, we have no committed sources of additional capital.  We cannot assure you that funds will be available to us in the future on favorable terms, if at all.  In addition, we may continue to pursue opportunities to obtain additional financing in the future. However, additional equity or debt financing might not be available on reasonable terms, if at all, and any additional equity financings will be dilutive to our stockholders.  If adequate funds are not available to us on terms that we find acceptable, or at all, we may be required to delay, reduce the scope of, or eliminate research and development efforts or clinical trials on any or all of our product candidates.  We may also be forced to curtail or restructure our operations, obtain funds by entering into arrangements with collaborators on unattractive terms or relinquish rights to certain technologies or product candidates that we would not otherwise relinquish in order to continue independent operations.

The Company’s stock price is highly volatile.

The market price of the Company's common stock has fluctuated and may continue to fluctuate.  These fluctuations may be exaggerated since the trading volume of its common stock is volatile.  These fluctuations may or may not be based upon any business or operating results.  Its common stock may experience similar or even more dramatic price and volume fluctuations in the future.

Other than option agreements with UTMDACC and RDI, we have no intellectual property in which our current drugs are being developed.

If we fail to negotiate a royalty paying license agreement with UTMDACC by August 2008, unless extended until November 2008, or PRI by December 15, 2008, we will not be able to continue our research and development of our four potential drug candidates.  We do not know if we will be able to enter into a license agreement with UTMDACC or PRI on terms favorable to us.  Therefore, the failure to negotiate a license agreement with UTMDACC or PRI would have a material adverse effect on our business.

Our option agreement relating to the research and investigational use of certain patents with UTMDACC may be terminated if we commit a material breach, the result of which would significantly harm our business prospects.

Our license agreement with UTMDACC is subject to termination upon 10 days written notice if fail to perform our obligation.

The Company’s management is currently unproven.

The Company has a limited history of operations under the management and control of the new officers and directors of the Company.  The Company believes that the combined skill, education and experience of the new management team will be successful in its endeavors; however, there is no guarantee that the new management team will be successful.

We have a limited operating history upon which to base an investment decision.

              To date, we have no products and we have not demonstrated an ability to perform the functions necessary for the successful commercialization of any of our product candidates.  The successful commercialization of our product candidates will require us to perform a variety of functions, including:

•	outsourcing the formulation and manufacture of our products;
•	undertaking lengthy clinical trials;
•	participating in regulatory approval processes; and
•	conducting sales and marketing activities.

              Our operations have been limited to organizing and staffing our company, acquiring, developing and securing our proprietary technologies and undertaking, through third parties, pre-clinical trials of our product candidates.  These operations provide a limited basis for you to assess our ability to commercialize our product candidates and the advisability of investing in our securities.

The Company’s stock price is highly volatile.

The market price of the Company's common stock has fluctuated and may continue to fluctuate.  These fluctuations may be exaggerated since the trading volume of its common stock is volatile.  These fluctuations may or may not be based upon any business or operating results.  Its common stock may experience similar or even more dramatic price and volume fluctuations in the future.

We may not have sufficient shares available to fully access the equity line with Dutchess and may need to seek additional capital to meet our working capital needs.

We may only issue a put to Dutchess if we have registered the shares of common stock. This prospectus is registering 5,250,000 shares of common stock that we may issue pursuant to the equity line if the Registration Statement is declared effective by the Securities and Exchange Commission. On April 11, 2008, the closing price of our common stock was $0.51. Assuming we issue puts only at $0.51, we would be able to access approximately $2,677,500 of our equity line pursuant to the Investment Agreement. If we were to exercise the put right in manner, that would utilize all 5,250,000 shares, we would be required to file a subsequent registration statement with the Securities and Exchange Commission and for that registration statement to be deemed effective prior to the issuance of any such additional shares.

If we can not raise sufficient funds pursuant to our Investment Agreement with Dutchess, for our capital requirements, we will need to seek additional funding which may not be available on terms acceptable to us or at all.

Assuming the Company utilizes the maximum amount available under the equity line of credit with Dutchess existing shareholders could experience substantial dilution upon the issuance of the shares.

The Company’s equity line of credit with Dutchess contemplates the potential future issuance and sale of up to $10,000,000 of its common stock to Dutchess subject to certain restrictions and obligations.  The following is an example of the number of shares that could be issued at various prices assuming the Company utilizes the maximum amount remaining available under the equity line of credit.  These examples assume issuance at a market price of $0.45 per share and at 10%, 25% and 50% below $0.43 per share.

The following table should be read in conjunction with the footnotes immediately following the table.

Percent Below Current Market Price	Price Per Share (1)	Number of Shares Issuable (2)	Shares Outstanding After Issuance (3)	Percent of Outstanding Shares (4)
0%	$0.49	20,424,837	68,555,569	29.79%
10%	$0.44	22,694,263	70,824,995	32.04%
25%	$0.37	27,233,115	75,363,847	36.14%
50%	$0.24	40,849,673	88,980,405	45.91%

(1)               Represents purchase prices equal to 96% of $0.51, the closing bid price of the Company’s common stock on April 11, 2008, and potential reductions thereof of 10%, 25% and 50%.
(2)               Represents the number of shares issuable if the entire $10,000,000 commitment under the equity line of credit was drawn down at the indicated purchase prices.
(3)               Based on 48,130,732 common shares issued and outstanding on April 11, 2008.
          (4)               Percentage of the total outstanding shares of common stock after the issuance of the shares indicated which would be owned by Dutchess, without considering any contractual restriction on the number of shares the selling stockholder may own at any point in time, other restrictions on the number of shares the Company may issue or issuance of shares under any of its other convertible or exchanges securities.

The lower the stock price, the greater the number of shares issuable under the Dutchess transaction, which could contribute to the future decline of the Company’s stock price and dilute existing shareholders’ equity and voting rights.

The number of shares that Dutchess may receive under Dutchess’ transaction with the Company is calculated based upon the market price of the Company’s common stock prevailing at the time of each conversion.  The lower the market price, the greater the number of shares issuable under the agreement.  Upon issuance of the shares, to the extent that investors will attempt to sell the shares into the market, these sales could further reduce the market price of the Company’s common stock.  This in turn will increase the number of shares issuable under the agreements.  This could lead to lower market prices and a greater number of shares to be issued.  A larger number of shares issuable at a discount in a declining market could expose the Company’s shareholders to greater dilution and a reduction in the value of their investment.

The investor in the Dutchess Transaction will pay less than the then-prevailing market price of the Company’s common stock, which could cause the price of its common stock to decline.

The Company’s common stock to be issued under the investment agreement with Dutchess will be purchased at a discount to the market price.  Each issuance of shares of its common stock will dilute the value of each share of common stock due to the increase in the number of outstanding shares.  Dutchess has a financial incentive to sell the Company’s shares immediately upon receiving the shares to realize the profit between the discounted price and the market price, which could result in the price of the Company’s common stock decreasing and an increased likelihood that further sales will be imminent.  Accordingly, the structure of the Dutchess agreement may result in the price of the Company’s common stock declining.

Additional capital may dilute current stockholders.

In order to provide capital for the operation of the Company’s business, it may enter into additional financing arrangements.  These arrangements may involve the issuance of new common stock, preferred stock that is convertible into common stock, debt securities that are convertible into common stock or warrants for the purchase of common stock.  Any of these items could result in a material increase in the number of shares of common stock outstanding which would in turn result in a dilution of the ownership interest of existing common shareholders.  In addition, these new securities could contain provisions, such as priorities on distributions and voting rights, which could affect the value of the Company’s existing common stock.

A low market price may severely limit the potential market for the Company’s common stock.

The Company’s common stock is currently trading at a price below $5.00 per share, subjecting trading in the stock to certain SEC rules requiring additional disclosures by broker-dealers.  These rules generally apply to any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions (a “penny stock”).  Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and institutional or wealthy investors.  For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale.  The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market.  Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer.

Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.  The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in the Company’s common stock.

The Company is unlikely to pay dividends on its common stock.

The Company does not anticipate paying any cash dividends on its common stock in the foreseeable future.  While its dividend policy will be based on its operating results and capital needs, the Company anticipates that all earnings, if any, will be retained to finance its future operations.

Our business is at an early stage of development.

Our business is at an early stage of development. We do not have any products in clinical trials or on the market. We are still in the early stages of identifying and conducting research on potential products. Our potential products will require regulatory approval prior to marketing in the United States and other countries. Obtaining such approval will require significant research and development and preclinical and clinical testing. We may not be able to develop any products, to obtain regulatory approvals, to enter clinical trials for any of our product candidates, or to commercialize any products. Our product candidates may prove to have undesirable and unintended side effects or other characteristics adversely affecting their safety, efficacy or cost-effectiveness that could prevent or limit their use. Any product using any of our technology may fail to provide the intended therapeutic benefits, or achieve therapeutic benefits equal to or better than the standard of treatment at the time of testing or production.

We will need additional capital to conduct our operations and develop our products and our ability to obtain the necessary funding is uncertain.

We need to obtain significant amounts of additional capital to develop our products and continue our business.   We estimate that it will take an additional $1,200,000 to file one investigational new drug application with the United States Food and Drug Administration (“FDA”), $2,000,000 for Phase I clinical trials and $5,000,000 for Phase II clinical trials.  The capital may come from many sources, including equity and/or debt financings, license arrangements, grants and/or collaborative research arrangements.

The timing and degree of any future capital requirements will depend on many factors, including:

▪ the accuracy of the assumptions underlying our estimates for capital needs in 2008 and beyond;
▪ scientific progress in our research and development programs;
▪ the magnitude and scope of our research and development programs;
▪ our ability to establish, enforce and maintain strategic arrangements for research, development, clinical testing, manufacturing and marketing;
▪ our progress with preclinical development and clinical trials;
▪ the time and costs involved in obtaining regulatory approvals;
▪ the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims; and
▪ the number and type of product candidates that we pursue.

            Additional financing through strategic collaborations, public or private equity financings, capital lease transactions or other financing sources may not be available on acceptable terms, or at all. Additional equity financings could result in significant dilution to our stockholders. Further, if additional funds are obtained through arrangements with collaborative partners, these arrangements may require us to relinquish rights to some of our technologies, product candidates or products that we would otherwise seek to develop and commercialize ourselves. If sufficient capital is not available, we may be required to delay, reduce the scope of or eliminate one or more of our programs, any of which could have a material adverse effect on our financial condition or business prospects.

Clinical trials are subject to extensive regulatory requirements, very expensive, time-consuming and difficult to design and implement. Our anticipated products may fail to achieve necessary safety and efficacy endpoints during clinical trials.

Human clinical trials are very expensive and difficult to design and implement, in part because they are subject to rigorous FDA requirements, and must otherwise comply with federal, state and local requirements and policies of the medical institutions where they are conducted. The clinical trial process is also time-consuming. We estimate that clinical trials of our product candidates will take at least several years to complete. Furthermore, failure can occur at any stage of the trials, and we could encounter problems that cause us to abandon or repeat clinical trials. The commencement and completion of clinical trials may be delayed by several factors, including:

▪ FDA or Institutional Review Board (IRB) objection to proposed protocols;
▪ discussions or disagreement with FDA over the adequacy of trial design to potentially demonstrate effectiveness, and subsequent design modifications;
▪ unforeseen safety issues;
▪ determination of dosing issues and related adjustments;
▪ lack of effectiveness during clinical trials;
▪ slower than expected rates of patient recruitment;
▪ product quality problems (e.g., sterility or purity)
▪ challenges to patient monitoring and data collection during or after treatment (for example, patients’ failure to return for follow-up visits); and
▪ failure of medical investigators to follow our clinical protocols.

In addition we or the FDA (based on its authority over clinical studies) may delay a proposed investigation or suspend clinical trials in progress at any time if it appears that the study may pose significant risks to the study participants or other serious deficiencies are identified. Prior to approval of our product, FDA must determine that the data demonstrate safety and effectiveness.

Our anticipated product candidates must undergo rigorous clinical testing, the results of which are uncertain and could substantially delay or prevent us from bringing them to market.

Before we can obtain regulatory approval for a product candidate, we must undertake extensive clinical testing in humans to demonstrate safety and efficacy to the satisfaction of the FDA or other regulatory agencies. Clinical trials of new drug candidates sufficient to obtain regulatory marketing approval are expensive and take years to complete.

We cannot be certain of successfully completing clinical testing within the time frame we have planned, or at all. We may experience numerous unforeseen events during, or as a result of, the clinical trial process that could delay or prevent us from receiving regulatory approval or commercializing our product candidates, including the following:

▪ our clinical trials may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical and/or preclinical testing or to abandon programs;
▪ the results obtained in earlier stage testing may not be indicative of results in future trials;
▪ trial results may not meet the level of statistical significance required by the FDA or other regulatory agencies;
▪ enrollment in our clinical trials for our product candidates may be slower than we anticipate, resulting in significant delays;
▪ we, or regulators, may suspend or terminate our clinical trials if the participating patients are being exposed to unacceptable health risks; and
▪ the effects of our product candidates on patients may not be the desired effects or may include undesirable side effects or other characteristics that may delay or preclude regulatory approval or limit their commercial use, if approved.

 Completion of clinical trials depends, among other things, on our ability to enroll a sufficient number of patients, which is a function of many factors, including:

▪ the therapeutic endpoints chosen for evaluation;
▪ the eligibility criteria defined in the protocol;
▪ the size of the patient population required for analysis of the trial’s therapeutic endpoints;
▪ our ability to recruit clinical trial investigators and sites with the appropriate competencies and experience;
▪ our ability to obtain and maintain patient consents; and
▪ competition for patients by clinical trial programs for other treatments.

 We may experience difficulties in enrolling patients in our clinical trials, which could increase the costs or affect the timing or outcome of these trials.

We are subject to significant regulatory approval requirements, which could delay, prevent or limit our ability to market our any product.

Our research and development activities, anticipated preclinical studies, clinical trials and the manufacturing and marketing of our product candidates are subject to extensive regulation by the FDA and other regulatory agencies in the United States and by comparable authorities in Europe and elsewhere. We require the approval of the relevant regulatory authorities before we may commence commercial sales of our product candidates in a given market. The regulatory approval process is expensive and time-consuming, and the timing of receipt of regulatory approval is difficult to predict. Our product candidates could require a significantly longer time to gain regulatory approval than expected, or may never gain approval. We cannot be certain that, even after expending substantial time and financial resources, we will obtain regulatory approval for any of our product candidates. A delay or denial of regulatory approval could delay or prevent our ability to generate product revenues and to achieve profitability.

Changes in regulatory approval policies during the development period of any of our product candidates, changes in, or the enactment of, additional regulations or statutes, or changes in regulatory review practices for a submitted product application may cause a delay in obtaining approval or result in the rejection of an application for regulatory approval.

Regulatory approval, if obtained, may be made subject to limitations on the indicated uses for which we may market a product. These limitations could adversely affect our potential product revenues. Regulatory approval may also require costly post-marketing follow-up studies. In addition, the labeling, packaging, adverse event reporting, storage, advertising, promotion and record-keeping related to the product will be subject to extensive ongoing regulatory requirements. Furthermore, for any marketed product, its manufacturer and its manufacturing facilities will be subject to continual review and periodic inspections by the FDA or other regulatory authorities. Failure to comply with applicable regulatory requirements may, among other things, result in fines, suspensions of regulatory approvals, product recalls, product seizures, operating restrictions and criminal prosecution.

The FDA and foreign regulatory authorities may impose significant restrictions on the indicated uses and marketing of pharmaceutical products.

FDA rules for pharmaceutical promotion require that a company not promote an unapproved drug or an approved drug for an unapproved use. In addition to FDA requirements, regulatory and law enforcement agencies, such as the United States Department of Health and Human Services’ Office of Inspector General and the United States Department of Justice, monitor and investigate pharmaceutical sales, marketing and other practices. For example, sales, marketing and scientific/educational grant programs must comply with the Medicare-Medicaid Anti-Fraud and Abuse Act, as amended, the False Claims Act, as amended, and similar state laws. In recent years, actions by companies’ sales forces and marketing departments have been scrutinized intensely to ensure, among other things, that actions by such groups do not qualify as “kickbacks” to healthcare professionals. A “kickback” refers to the provision of any item of value to a healthcare professional or other person in exchange for purchasing, recommending, or referring an individual for an item or service reimbursable by a federal healthcare program. These kickbacks increase the expenses of the federal healthcare program and may result in civil penalties, criminal prosecutions, and exclusion from participation in government programs, any of which would adversely affect our financial condition and business operations. In addition, even if we are not determined to have violated these laws, government investigations into these issues typically require the expenditure of significant resources and generate negative publicity, which would also harm our financial condition. Comparable laws also exist at the state level.

We are, and in the future may be, subject to new federal and state requirements to submit information on our open and completed clinical trials to public registries and databases.

In 1997, a public registry of open clinical trials involving drugs intended to treat serious or life-threatening diseases or conditions was established under the Food and Drug Administration Modernization Act, or FDMA, in order to promote public awareness of and access to these clinical trials. Under FDMA, pharmaceutical manufacturers and other trial sponsors are required to post the general purpose of these trials, as well as the eligibility criteria, location and contact information of the trials. Since the establishment of this registry, there has been significant public debate focused on broadening the types of trials included in this or other registries, as well as providing for public access to clinical trial results. A voluntary coalition of medical journal editors has adopted a resolution to publish results only from those trials that have been registered with a no-cost, publicly accessible database, such as www.clinicaltrials.gov. The Pharmaceuticals and Research Manufacturers of America has also issued voluntary principles for its members to make results from certain clinical studies publicly available and has established a website for this purpose. Other groups have adopted or are considering similar proposals for clinical trial registration and the posting of clinical trial results. The state of Maine has enacted legislation, with penalty provisions, requiring the disclosure of results from clinical trials involving drugs marketed in the state, and similar legislation has been introduced in other states. Federal legislation was introduced in the fall of 2004 to expand www.clinicaltrials.gov and to require the inclusion of study results in this registry. In some states, such as New York, prosecutors have alleged that a lack of disclosure of clinical trial information constitutes fraud, and these allegations have resulted in settlements with pharmaceutical companies that include agreements to post clinical trial results. Our failure to comply with any clinical trial posting requirements could expose us to negative publicity, fines, and other penalties, all of which could materially harm our business.

Because we are dependant on clinical research institutions and other contractors for clinical testing and for research and development activities, the results of our clinical trials and such research activities are, to a certain extent, beyond our control.

We depend upon independent investigators and collaborators, such as universities and medical institutions, to conduct our pre-clinical and clinical trials under agreements with us.  These collaborators are not our employees and we cannot control the amount or timing of resources that they devote to our programs.  These investigators may not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves.  If outside collaborators fail to devote sufficient time and resources to our drug development programs, or if their performance is substandard, the approval of our FDA applications, if any, and our introduction of new drugs, if any, will be delayed.  These collaborators may also have relationships with other commercial entities, some of whom may compete with us.  If our collaborators assist our competitors at our expense, our competitive position would be harmed.

If our third-party clinical trial vendors fail to comply with strict regulations, the clinical trials for our product candidates may be delayed or unsuccessful.

We do not have the personnel capacity to conduct or manage the clinical trials that we intend for our product candidates.  We rely on third parties to assist us in managing, monitoring and conducting most of our clinical trials.  If these third parties fail to comply with applicable regulations or do not adequately fulfill their obligations under the terms of our agreements with them, we may not be able to enter into alternative arrangements without undue delay or additional expenditures, and therefore the clinical trials for our product candidates may be delayed or unsuccessful.

Furthermore, the FDA can be expected to inspect some or all of the clinical sites participating in our clinical trials, or our third-party vendors’ sites, to determine if our clinical trials are being conducted according to current good clinical practices.  If the FDA determines that our third-party vendors are not in compliance with applicable regulations, we may be required to delay, repeat or terminate the clinical trials.  Any delay, repetition or termination of our clinical trials could materially harm our business.

If we are unable to retain and recruit qualified scientists or if any of our key senior executives discontinue their employment with us, it will delay our development efforts.

We are highly dependent on the principal members of our management and we intend to hire scientific staff. The loss of any of these people could impede the achievement of our development objectives. Furthermore, recruiting and retaining qualified scientific personnel to perform research and development work in the future will also be critical to our success. We may be unable to attract and retain personnel on acceptable terms given the competition among biotechnology, pharmaceutical and health care companies, universities and non-profit research institutions for experienced scientists. In addition, we rely on a significant number of consultants to assist us in formulating our research and development strategy. All of our consultants are employed by employers other than us. They may have commitments to, or advisory or consulting agreements with, other entities that may limit their availability to us.

We may be subject to claims that we or our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

As is commonplace in the biotechnology industry, we employ or may employ in the future individuals who were previously employed at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although no claims against us are currently pending, we may be subject to claims that these employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

We have no marketing experience, sales force or distribution capabilities and, if our product candidates are approved, we may not be able to commercialize them successfully.

Although we do not currently have any products which have been approved for commercial sale, our ability to produce revenues ultimately depends on our ability to sell our products if and when they are approved by the FDA. We currently have no experience in marketing or selling pharmaceutical products and we do not have a marketing and sales staff or distribution capabilities. Our long-term strategy involves establishing alliances with third parties to assist in marking and distribution of our product candidates.  There is intense competition for collaborative arrangement with pharmaceutical and biotechnology companies for establishing relationships with academic research institutions, for attracting investigators and sites capable of conducting our clinical trials and for licenses of proprietary technology.  Moreover, these arrangements are complex to negotiate and time-consuming to document.  Our future profitability will depend in large part on our ability to enter into effective marketing arrangements and our product revenues will depend on those marketers’ efforts, which may not be successful.

If we create a product for sale, governmental and third-party payors may subject our potential products to sales and pharmaceutical pricing controls that could limit our potential product revenues and delay profitability.

The continuing efforts of government and third-party payors to contain or reduce the costs of health care through various means may reduce our potential revenues, if we ever create a product that could be sold to the public. These payors’ efforts could decrease the price that we receive for any potential products we may develop and sell in the future. In addition, third-party insurance coverage may not be available to patients for any potential products we develop. If government and third-party payors do not provide adequate coverage and reimbursement levels for our products, or if price controls are enacted, our product revenues will suffer.

If physicians and patients do not accept our potential products, we may not recover our investment.

The commercial success of our potential products, if they are approved for marketing, will depend upon the medical community and patients accepting our products as being safe and effective. The market acceptance of our products could be affected by a number of factors, including:
▪	the timing of receipt of marketing approvals;
▪	the safety and efficacy of the potential products;
▪	the emergence of equivalent or superior products; and
▪	the cost-effectiveness of the potential products.

If the medical community and patients do not ultimately accept our products as being safe and effective, we may not recover our investment.

If we are unable to prevent third parties from using our intellectual property, our ability to compete in the market will be harmed.

We believe that the proprietary technology embodied in our product candidates and methods gives us a competitive advantage or at the very least, a pathway to the market place. Maintaining this competitive advantage is important to our future success. We rely on patent protection, as well as on a combination of copyright, trade secret and trademark laws, to protect our proprietary technology. However, these legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. For example, our patents may be challenged, invalidated or circumvented by third parties. Our patent applications may not issue as patents at all or in a form that will be advantageous to us. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by consultants, vendors, former employees and current employees, despite the existence of nondisclosure and confidentiality agreements and other contractual restrictions. Furthermore, the laws of foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States. If our intellectual property rights are not adequately protected, we may be unable to keep other companies from competing directly with us, which could result in a decrease in our market share. Enforcement of our intellectual property rights to prevent or inhibit appropriation of our technology by competitors can be expensive and time consuming to litigate or otherwise dispose of and can divert management’s attention from carrying on with our core business.

Our product candidates could infringe on the intellectual property rights of others, which may lead to costly litigation, payment of substantial damages or royalties and/or our inability to use essential technologies.

The biopharmaceutical industry has been characterized by extensive litigation and administrative proceedings regarding patents and other intellectual property rights. Whether a drug infringes a patent involves complex legal and factual issues, the determination of which is often uncertain. Our competitors may assert that our product candidates and methods infringe their patents. In addition, they may claim that their patents have priority over ours because their patents issued first. Because patent applications can take many years to issue, there may be applications now pending of which we are unaware, which could later result in issued patents that our instruments or methods may infringe. There could also be existing patents that one or more of our instruments or methods may inadvertently be infringing of which we are unaware. As the number of competitors in the market grows, the possibility of a patent infringement claim against us increases.

Infringement and other intellectual property claims, with or without merit, can be expensive and time-consuming to litigate or otherwise dispose of and can divert management’s attention from carrying on with our core business. In addition, if we lose an intellectual property litigation matter, a court could require us to pay substantial damages and/or royalties and/or prohibit us from using essential technologies. Also, although we may seek to obtain a license under a third party’s intellectual property rights to bring an end to any claims or actions asserted or threatened against us, we may not be able to obtain a license on reasonable terms or at all.

If we fail to adequately protect our intellectual property rights, our competitors may be able to take advantage of our research and development efforts to develop competing drugs.

Our commercial success will depend in part on obtaining patent protection for our products and other technologies and successfully defending these patents against third party challenges. Our patent position, like that of other biotechnology and pharmaceutical companies, is highly uncertain. One uncertainty is that the United States Patent and Trademark Office (“PTO”), or the courts, may deny or significantly narrow claims made under patents or patent applications. This is particularly true for patent applications or patents that concern biotechnology and pharmaceutical technologies, such as ours, since the PTO and the courts often consider these technologies to involve unpredictable sciences. Another uncertainty is that any patents that may be issued or licensed to us may not provide any competitive advantage to us and they may be successfully challenged, invalidated or circumvented in the future. In addition, our competitors, many of which have substantial resources and have made significant investments in competing technologies, may seek to apply for and obtain patents that will prevent, limit or interfere with our ability to make, use and sell our potential products either in the U.S. or in international markets.

Competition and technological change may make our product candidates and technologies less attractive or obsolete.

As noted in “The Company’s Business”, we compete with several pharmaceutical and biotechnology companies on similar types of technologies for the medical indications we are attempting to treat. We also may face competition from companies that may develop or acquire competing technology from universities and other research institutions. As these companies develop their technologies, they may develop competitive positions which may prevent or limit our product commercialization efforts.

Our competitors are established companies with greater financial and other resources than we have. Other companies may succeed in developing products earlier than we do, obtaining FDA approval for products more rapidly than we do or developing products that are more effective than our product candidates. While we will seek to expand our technological capabilities to remain competitive, research and development by others may render our technology or product candidates obsolete or noncompetitive or result in treatments or cures superior to any therapy developed by us.

If product liability lawsuits are successfully brought against us, we may incur substantial damages and demand for the products may be reduced.

The testing and marketing of medical products is subject to an inherent risk of product liability claims. Regardless of their merit or eventual outcome, product liability claims may result in:
▪	decreased demand for our products;
▪	injury to our reputation and significant media attention;
▪	withdrawal of clinical trial volunteers;
▪	costs of litigation; and
▪	substantial monetary awards to plaintiffs.

We currently maintain product liability insurance with coverage of $3 million. This coverage may not be sufficient to protect us fully against product liability claims. We intend to expand our product liability insurance coverage to include the sale of commercial products if we obtain marketing approval for any of our product candidates. Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against product liability claims could prevent or limit the commercialization of our products.

PROSPECTUS SUMMARY

To understand this offering fully, you should read the entire prospectus carefully, including the Risk Factors section beginning on page 11 and the financial statements.

The Company

In January 2008, the Board of Directors Oncolin Therapeutics, Inc. (the “Company”) determined to primarily focus the Company on developing products to treat cancer, infectious diseases and other medical conditions associated with compromised immune systems.  As a developmental stage company, substantially all efforts of the Company will be devoted to performing research and experimentation, conducting clinical trials, developing and acquiring intellectual properties, raising capital and recruiting and training personnel.

Overview of Cancer and Treatment Methods

Cancer is the second leading cause of death in the United States, exceeded only by heart disease.  It is a devastating disease with tremendous unmet medical needs.  The American Cancer Society estimated that 1.4 million new cases of cancer will be diagnosed in 2004 in the United States and 563,700 Americans are expected to die from cancer in 2004.

Cancer is a group of diseases characterized by uncontrolled cell division resulting in the development of a mass of cells, commonly known as a tumor, as well as the invasion and spreading of these cells.  Cancerous tumors can arise in any tissue or organ within the human body.  Cancer is believed to occur as a result of a number of factors, such as genetic predisposition, chemical agents, viruses and irradiation.  These factors result in genetic changes affecting the ability of cells to regulate their growth and differentiation normally.  When a normal cell becomes cancerous, it can spread to various sites in the body.

The most common methods of treating patients with cancer are surgery, radiation and drug therapy.  A cancer patient often receives treatment with a combination of methods.  Surgery and radiation therapy are particularly effective in patients where the disease is localized and has not spread to other tissues or organs.  The most common method of treating patients with cancer that has spread beyond the primary site is to administer anticancer drugs by mouth or intravenously.  In general, drugs used to treat cancer are classified as chemotherapy.  Chemotherapy seeks to damage and kill cancer cells or to interfere with the molecular and cellular processes that control the development, growth and survival of malignant tumor cells.  In many cases, chemotherapy consists of the administration of several different drugs in combination.  Chemotherapy can cause patient weakness, loss of appetite, nausea and vomiting, and damage to various organs that can result in loss of normal body functions.  Current treatment for most kinds of cancer is inadequate.  Therefore, a significant need exists for new therapies which are more effective and/or have reduced side effects.

Dutchess Transaction

On December 20, 2007, we entered into an Investment Agreement with Dutchess Private Equities Fund, Ltd. (“Dutchess”).  Pursuant to this investment agreement, Dutchess shall commit to purchase up to $10,000,000 of our common stock over the course of thirty-six (36) months.  This registration statement is only registering a portion of the shares underlying the Investment Agreement.  The maximum amount we may raise under the Investment Agreement is $10,000,000, provided we register enough shares to raise this amount, although we are not obligated to request the entire $10,000,000.  Over a period of 36 months, we may periodically deliver new issue shares of our common stock to Dutchess, which then delivers cash to us based on a price per share tied to the current market price of our common stock.  The actual number of shares that we may issue subject to the investment agreement is not determinable as it is based on the market price of our common stock from time to time.

The amount that we shall be entitled to request from each purchase (“Puts”) shall be equal to, at our election, either (i) up to $250,000 or (ii) 200% of the average daily volume (U.S. market only) (“ADV”) multiplied by the average of the 3 daily closing bid prices immediately preceding the Put Date.  The ADV shall be computed using the three (3) trading days prior to the Put Date.  The put date shall be the date that Dutchess receives a put notice of a draw down by the company of a portion of the line. The purchase price shall be set at ninety-six percent (96%) of the lowest closing bid price of the common stock during the pricing period.  The pricing period shall be the five (5) consecutive trading days immediately after the put notice date.  There are put restrictions applied on days between the put date and the closing date with respect to that particular Put.  During this time, we shall not be entitled to deliver another put notice.  Further, we shall reserve the right to withdraw the Put if the purchase price is less than seventy-five percent (75%) of the lowest closing bid prices for the 10-trading day period immediately preceding each put notice.

Sample Put Amount Calculation and Purchase Price Calculation

The calculation below assumes a put notice date of April 4, 2008.  Set forth below is a trading summary of our common stock for the period April 1, 2008 through April 11, 2008, the 3 trading days immediately prior to April 4, 2008, and the five trading days immediately following April 4, 2008.

Date	Closing Bid Price	Volume
April 11, 2008	$0.51	18,600
April 10, 2008	$0.51	17,600
April 9, 2008	$0.49	22,000
April 8, 2008	$0.46	1,000
April 7, 2008	$0.40	11,600
April 4, 2008	$0.40	7,200
April 3, 2008	$0.45	22,100
April 2, 2008	$0.45	13,200
April 1, 2008	$0.45	53,100

The average daily volume for the 3 trading days prior to April 4, 2008, is 29,467 shares, 200% of this average is 58,933 shares.  The average of the three daily closing bid prices immediately prior to April 4, 2008, is $0.45, resulting in a put amount of $26,520.  Thus, on April 4, 2008, we could have requested a put amount of either $26,520 or $250,000.

The purchase price Dutchess would pay for the shares would be equal to 96% of the lowest closing bid price during the five trading day period following April 14, 2008, which in this example is $0.40, resulting in a purchase price of $0.38 per share and the issuance of 651,042 shares.

In addition to the conditions set forth below, Dutchess is precluded from owning more than 4.99% of our common stock (approximately 2,401,723 shares of common stock based on the shares outstanding as of April 11, 2008).  Therefore, we would be precluded from submitting a Put Notice, if such notice would result in Dutchess acquiring more than 4.99% of our issued and outstanding common stock.  Therefore, prior to each Put Notice, the Company will have to evaluate the current ownership of Dutchess to ensure Dutchess will not own more than 4.99% of our shares of common stock.

Conditions to Dutchess’ Obligation to Purchase Shares

We are not entitled to request a drawdown unless each of the following conditions is satisfied:

1.	a registration statement is and remains effective for the resale of securities in connection with the equity line of credit;
2.
at all times during the period between our request for a drawdown and its subsequent funding, our common stock is listed on its principal market and shall not have been suspended from trading thereon for a period of two consecutive trading days;

3.	we have complied with our obligations and are otherwise not in breach or default of any agreement related to the equity line of credit;
4.
no injunction shall have been issued and remain in force, or action commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of securities in connection with the equity line of credit; or

5.	the issuance of the securities in connection with the equity line of credit will not violate any shareholder approval requirements of the principal market.

If we fail to issue shares to Dutchess pursuant to the Investment Agreement, we have agreed to pay Dutchess a late fee for each $10,000 worth of common stock not issued of $100 for each day late for up to 10 days.  If we are more than 10 days late issuing the common stock then we shall pay $200 for each additional day after the 10th late day.  The late fee does not limit Dutchess’ right to pursue any actual damages caused by the Company’s failure to timely issue stock to Dutchess, except the late fees and the Open Market Adjustment Amount (defined below) will offset any actual damages incurred by Dutchess.

We are only registering a portion of the shares underlying the Dutchess Investment Agreement at this time.  We believe that if we raise $2,677,500 under this offering (based upon puts at $0.51 per share), that we will have sufficient cash through December 31, 2008. However, the actual number of shares of common stock issuable upon the exercise of the Dutchess Investment Agreement is subject to adjustment depending on the future market price of our common stock, the amount we draw down and other factors.  The actual number of shares issuable pursuant to the Dutchess Investment Agreement could be materially less or more than the number registered in this Registration Statement. Therefore, the 5,250,000 shares being registered in this registration statement may not be enough shares to access the full $10,000,000 million equity line, depending upon the price of our common stock. This will require us to file another registration statement that would need to be declared effective by the Securities and Exchange Commission in order to utilize the full $10,000,000 equity line.

We believe in order to fulfill our current business plan we will need to utilize the entire $10,000,000, of which $1,000,000 for research, $2,000,000 for Phase I clinical trials, $5,000,000 for Phase II clinical trials and $2,000,000 for general and administrative expenses.  On April 11, 2008, the closing price of our common stock was $0.51. Assuming we issue puts only at $0.51, we would be able to access approximately $2,677,500 of our equity line pursuant to the Investment Agreement. If we want to use the entire $10,000,000 available under the Investment Agreement, we would be required to file a subsequent registration statement with the Securities and Exchange Commission and for that registration statement to be deemed effective prior to the issuance of any such additional shares.

If, by the third business day after the closing date of a put, the Company fails to deliver any portion of the shares subject to the put and Dutchess purchases, in an open market transaction or otherwise, shares of common stock necessary to make delivery of shares which would have been delivered if the full amount of the shares to be delivered to Dutchess by the Company, then the Company will be obligated to pay Dutchess, in addition to the amounts described above, and not in lieu thereof, the Open Market Adjustment Amount. The “Open Market Adjustment Amount” is the amount equal to the excess, if any, of (x) the Dutchess’ total purchase price (including brokerage commissions, if any) for the open market share purchase minus (y) the net proceeds (after brokerage commissions, if any) received by Dutchess from the sale of the put shares due. The Company shall pay the Open Market Adjustment Amount to Dutchess in immediately available funds within five (5) business days of written demand by Dutchess. By way of illustration and not in limitation of the foregoing, if Dutchess purchases shares of common stock having a total purchase price (including brokerage commissions) of $11,000 to cover an Open Market Purchase with respect to shares of common stock it sold for net proceeds of $10,000, the Open Market Purchase Adjustment Amount which the Company will be required to pay to the Investor will be $1,000.

Neither Dutchess nor the Company may assign its obligations under the Investment Agreement and therefore, this registration statement only covers shares held by Dutchess.

Registration Rights Agreement

The Company has the obligation to use its reasonable best efforts to cause this Registration Statement to become effective, remain effective until the shares registered herein are sold or Dutchess no longer has an obligation to purchase shares under the Investment Agreement, file and prepare any amendments, make any necessary blue sky filings and respond to SEC comments.  The Company must provide Dutchess with a copy of this Registration Statement and upon effectiveness copies of the prospectus.  If the Company becomes aware that the registration statement contains an untrue statement of material fact or omission, the Company must promptly use all diligent efforts to prepare a supplement or amendment to cure the misstatement.  In April 2008, the Company entered into an amendment to the registration rights agreement, whereby the Company deleted the liquidated damage provision.  Therefore, there are no liquidated damages or penalties in connection with the registration rights agreement.

Under the terms of the Registration Rights Agreement, we agreed to indemnify, hold harmless and defend Dutchess to the fullest extent permitted by law, against all costs and fees incurred in relation to any claim arising out of any misstatement or material omission in this Registration Statement, any post-effective amendment thereto, any Blue Sky Filings or the final prospectus, or any other violation by us relating to the offer of sale of securities under the Registration Rights Agreement.  The indemnification clause will not apply if the claim is due to misinformation furnished to us by Dutchess expressly for use in connection with this Registration Statement, failure of Dutchess to deliver the prospectus, Dutchess’ use of an incorrect prospectus, Dutchess’ failure to register as a dealer under applicable securities laws, failure of Dutchess to notify us of a material fact that should be included in this Registration Statement or any amounts paid in settlement not approved by us.

Further, under the Registration Rights Agreement, Dutchess agreed to severally and jointly indemnify, hold harmless and defend us and our directors and officers to the same extent as above against any claim arising due to the inclusions in this Registration Statement of any written information provided to us by Dutchess expressly for use in this Registration Statement.

We believe the Dutchess transaction is compliant with Rule 415 because the 5,250,000 shares, the resale of which is being registered hereunder, is an amount less than one-third of our non-affiliated outstanding common stock outstanding as of the date hereof, and we believe that the 5,250,000 shares being registered is sufficient to meet our capital needs for the balance of this fiscal year.

Corporate History

We were originally incorporated in the State of Nevada in December 2000 as Folix Technologies Inc.  In June 2004, we changed our name to Dragon Gold Resources, Inc.  In June 2007, we changed our name to Edgeline Holdings, Inc.  In March 2008, we changed our name to Oncolin Therapeutics, Inc.  In May 2007, we entered into and closed on an Exchange Agreement with Secure Voice Communications, Inc., a Texas corporation, (“Secure Voice”) and the stockholders of Secure Voice (the “Stock Transaction”).  As a result of the Stock Transaction, Secure Voice became our wholly-owned subsidiary and Secure Voice became the surviving entity for accounting purposes.  Pursuant to the Stock Transaction we agreed to issue an aggregate of 40,098,000 shares of our common stock to the former shareholders of Secure Voice (in exchange for all the outstanding capital stock of Secure Voice), resulting in the former shareholders of Secure Voice owning approximately 98.5% of our issued and outstanding common stock.  As a result of the Stock Transaction, Secure Voice became our wholly-owned subsidiary and Secure Voice became the surviving entity for accounting purposes.

General

Our principal executive offices are located at 6750 West Loop South, Suite 790, Bellaire, Texas 77401, and our telephone number is (832) 426-7907.

Where You Can Find More Information

This prospectus is part of a registration statement on Form S-1 that we have filed registering the common stock to be sold in this offering.  We also file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may access and read our SEC filings, including this registration statement and all of the exhibits to the registration statement, through the SEC’s web site (http:www.sec.gov).  This site contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC.  This registration statement, including the exhibits and schedules filed as a part of this registration statement, may be inspected at the public reference facility maintained by the SEC at its public reference room at 100 F, Street NE, Washington, DC 20549 and copies of all or any part thereof may be obtained from that office.  You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

All references to “we,” “our,” or “us” refer to Oncolin Therapeutics Inc., a Nevada corporation, and our subsidiaries.  All references to our common stock will give effect to our 1 for 80 reverse stock split.

THE OFFERING

Securities Offered	The selling stockholder is offering a total of 5,250,000 shares of common stock or approximately 10.9% of our current outstanding common stock
Common Stock Outstanding Before the Offering	As of April 11, 2008, we had 48,130,732 shares of common stock outstanding
Use of Proceeds
We will not receive any of the proceeds from the sale of shares of our common stock offered by our selling stockholder.  The proceeds received from any “Puts” tendered to Dutchess pursuant to the investment agreement will be used for payment of general corporate and operating expenses

Risk Factors	The securities offered hereby involve a high degree of risk and immediate substantial dilution. See “Risk Factors”
Over-the-Counter Bulletin Board Symbol	OCOL

Summary Financial Information

           The following financial information is derived from our unaudited consolidated financial statements from inception (May 9, 2007) through December 31, 2007.  This information is only a summary and does not provide all of the information contained in our financial statements and related notes.  You should read the “Management’s Discussion and Analysis” beginning on page 15 of this prospectus and our financial statements and related notes beginning on page F-1.

Inception (May 9, 2007) To December 31, 2007
Statement of operations data:
Total revenue	$ --
Total costs and expenses	$ 1,531,644
Interest expense	$ 17,745
Net loss	$ (1,549,389)
Net loss per share, basic and diluted	$ (0.04)

December 31, 2007
Balance sheet data:
Cash and Cash Equivalents	$ 7,522
Total assets	$ 108,115
Total liabilities	$ 490,200
Shareholders’ deficit	$ (382,085)

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Included in this prospectus are “forward-looking” statements, as well as historical information.  Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that the expectations reflected in these forward-looking statements will prove to be correct.  Our actual results could differ materially from those anticipated in forward-looking statements as a result of certain factors, including matters described in the section titled “Risk Factors.”  Forward-looking statements include those that use forward-looking terminology, such as the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “project,” “plan,” “will,” “shall,” “should,” and similar expressions, including when used in the negative.  Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements.  Important factors that could cause our actual results, performance or achievements to differ from these forward-looking statements include the factors described in the “Risk Factors” section and elsewhere in this prospectus.

All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors.  We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise.

USE OF PROCEEDS

The selling stockholder is selling shares of common stock covered by this prospectus for its own account.  We will not receive any of the proceeds from the resale of these shares.  We have agreed to bear the expenses relating to the registration of the shares for the selling security holder.  However, whenever Dutchess sells shares issued under the equity line we will have received proceeds when we originally put such shares to Dutchess.  The proceeds received from any “Puts” tendered to Dutchess pursuant to the investment agreement will be used for payment of general corporate and operating expenses.

MARKET PRICE INFORMATION AND DIVIDEND POLICY

Our common stock is listed on the over-the-counter electronic bulletin board (“OTCBB”) under the symbol “OCOL.OB”.  The following table sets forth the range of high and low bid prices for the last two fiscal years and the first three quarters of the current fiscal year.

Year 2008	High	Low
Quarter ended March 31, 2008	$0.50	$0.11
Quarter ended December 31, 2007	$0.73	$0.30
Quarter ended September 30, 2007	$2.40	$0.40
Quarter ended June 30, 2007	$3.20	$1.60
Year 2007	High	Low
Quarter ended March 31, 2007	$ 4.00	$ 3.20
Quarter ended December 31, 2006	$ 5.60	$ 3.20
Quarter ended September 30, 2006	$ 7.20	$ 3.20
Quarter ended June 30, 2006	$ 9.60	$ 5.60
Year 2006	High	Low
Quarter ended March 31, 2006	$ 13.60	$ 4.00
Quarter ended December 31, 2005	$ 9.60	$ 4.00
Quarter ended September 30, 2005	$ 20.80	$ 8.80
Quarter ended June 30, 2005	$ 53.60	$ 16.00

The quotations reflect inter-dealer prices without retail mark-up, mark-down or commission and may not represent actual transactions.  The quotations give effect to a one for eighty reverse stock split effective July 23, 2007.  On April 11, 2008, the closing bid price of the common stock was $0.51.

Stockholders

As of April 11, 2008, we estimate that there were in excess of 1,900 beneficial holders of our common stock.

Dividends

We have never declared or paid cash dividends on our common stock.  We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and do not anticipate declaring or paying any cash dividends on our common stock in the near future.

DILUTION

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing shareholders.

As of December 31, 2007, the net tangible book value of our common stock was ($382,085) or ($0.01) per share, based upon 41,849,533.  Due to the nature of the Dutchess transaction, the purchase price paid by Dutchess is variable, as is the purchase price paid by the public upon the resale by Dutchess of our common stock.   The following tables show the dilution based upon (i) a resale price of our common stock at $0.51 per share and a Dutchess purchase price of $0.38 per share, (ii) twenty five percent (25%) of the resale price and the Dutchess purchase price used in table (i), and (iii) fifty percent (50%) of the resale price and the Dutchess purchase price used in table (i).

Resale price of $0.51 and Dutchess Purchase Price of $0.38 per share

Without taking into account any changes in the pro forma net tangible book value prior to this offering, other than to give effect to the issuance of 5,250,000 shares at an offering price of $0.51 per share (based upon the closing price of our common stock on April 11, 2008) and the application of the net proceeds of $1,995,000 (based upon a put notice on April 4, 2008), the pro forma net tangible book value of the Company’s common stock after this offering will be $1,612,915 or $0.030 per share. Consequently, based on the above assumptions, the purchasers of the common stock offered hereby will sustain an immediate substantial dilution (i.e., the difference between the purchase price of $0.43 per share of common stock and the net tangible book value per share) after the offering of $0.480 per share. The following table illustrates such dilution:

Per Share Price ………………………………………………..……………………………   $ 0.510
Per Share Pro Forma Net Tangible Book Value as of December 31, 2007 …….……….$ (0.009)
Per Share Increase Attributable to New Investors……………………………………… $ 0.039
Per Share Pro Forma Net Tangible Book Value After the Offering……………… ……  $ 0.034
Per Share Dilution to New Investors ………………….…………………………………   $ 0.476

Resale price of $0.38 and Dutchess Purchase Price of $0.29 per share (25% discount)

Without taking into account any changes in the pro forma net tangible book value prior to the this offering, other than to give effect to the issuance of 5,250,000 shares at an offering price of $0.38 per share (based upon a twenty five percent discount to the closing price of our common stock on April 11, 2008) and the application of the net proceeds of $1,522,500 (based upon a twenty five percent discount to a put notice on April 4, 2008), the pro forma net tangible book value of the Company’s common stock after this offering will be $1,140,415 or $0.021 per share. Consequently, based on the above assumptions, the purchasers of the common stock offered hereby will sustain an immediate substantial dilution (i.e., the difference between the purchase price of $0.38 per share of common stock and the net tangible book value per share) after the offering of $0.359 per share. The following table illustrates such dilution:

Per Share Price ………………………………………………..………………..……$ 0.380
Per Share Pro Forma Net Tangible Book Value as of December 31, 2007 ……..$ (0.009)
Per Share Increase Attributable to New Investors……………………………..…$ 0.033
Per Share Pro Forma Net Tangible Book Value After the Offering ……………..$ 0.024
Per Share Dilution to New Investors ….………………………………………..… $ 0.356

Resale price of $0.26 and Dutchess Purchase Price of $0.19 per share (50% discount)

Without taking into account any changes in the pro forma net tangible book value prior to the this offering, other than to give effect to the issuance of 5,250,000 shares at an offering price of $0.26 per share (based upon a fifty percent discount to the closing price of our common stock on April 11, 2008) and the application of the net proceeds of $997,500 (based upon a fifty percent discount to a put notice on April 4, 2008), the pro forma net tangible book value of the Company’s common stock after this offering will be $615,415 or $0.012 per share. Consequently, based on the above assumptions, the purchasers of the common stock offered hereby will sustain an immediate substantial dilution (i.e., the difference between the purchase price of $0.26 per share of common stock and the net tangible book value per share) after the offering of $0.248 per share. The following table illustrates such dilution:

Per Share Price ………………………………………………..……………………$ 0.260
Per Share Pro Forma Net Tangible Book Value as of December 31, 2007 ……$ (0.009)
Per Share Increase Attributable to New Investors……………………………   $ 0.022
Per Share Pro Forma Net Tangible Book Value After the Offering ……………$ 0.013
Per Share Dilution to New Investors ….………………………………………… $ 0.247

MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion and analysis of the Company’s financial condition as of December 31, 2007, and its results of operations for the period inception (May 9, 2007) through December 31, 2007, should be read in conjunction with the audited consolidated financial statements and notes included in our Form 10-KSB for the year ended March 31, 2007, filed with the Securities and Exchange Commission.

Overview

In January 2008, we determined to primarily focus our business on developing products to treat cancer, infectious diseases and other medical conditions associated with compromised immune systems.  As a development stage company, substantially all of our efforts will be devoted to performing research and experimentation, conducting clinical trials, developing and acquiring intellectual properties, raising capital and recruiting and training personnel.

Results of Operations - Inception (May 9, 2007) to December 31, 2007

We have had no revenue for the period from inception (May 9, 2007) through December 31, 2007.

During the period from inception (May 9, 2007) through December 31, 2007 our expenses were $1,549,389, which were primarily comprised of payroll and related expenses of $67,943, professional fees of $125,098, investor relations expenses of $207,609, compensation expense of $420,286, merger expenses of $344,113, interest expense of $17,745 and other miscellaneous expenses of $55,742.

In addition to the foregoing expenses, we performed an impairment test on the carrying value of the license agreement we had acquired from Secure Voice Communications, Inc. (Florida) and determined an impairment charge for the full carrying value of $80,100 was warranted.  In connection with the license agreement acquisition, Secure Voice Communications, Inc. (Texas) issued a promissory note to Secure Voice Communications, Inc. (Florida) in the principal amount of $200,000.  This amount exceeded the estimated fair value of the license agreement of $80,100 and the excess amount of $119,900 was charged to compensation expense.  Also included in compensation expense is the fair value of nonqualified stock options issued to consultants, which we valued at $125,066 and 400,000 shares of common stock issued to consultants, which we valued at $175,000.

In November 2007, we issued 500,000 shares of our restricted common stock to the shareholders of Intertech Bio Corporation for 100% of the capital stock of Intertech Bio, with Intertech Bio becoming a wholly-owned subsidiary.  Based upon the fair market value on the date of acquisition, we valued the common stock issued at $220,000 and charged the entire amount to acquisition costs during the quarter ended December 31, 2007.

As a result of the foregoing, our net operating loss for the period inception (May 9, 2007) through December 31, 2007 was $1,549,389, or $0.04 per share (basic and diluted).

Liquidity and Capital Resources

As of December 31, 2007, we had cash in non-restrictive accounts of $7,522 and negative working capital of $402,931.

During the period from inception (May 9, 2007) through December 31, 2007 our net cash used in operating activities was $227,551.  In addition, we reported a loss of $1,549,389 during this same period, which was partially offset by non-cash charges totaling $1,102,740.  We experienced an increase in accounts payable, including accounts payable to related parties, and accrued liabilities of $151,392 and $82,706, respectively.  The increase in accounts payable resulted from payments for services by our officers and shareholders and the increase in accrued liabilities was a result of accrued payroll and payroll taxes pursuant to the CEO’s employment agreement and accrued interest on our short term debt.

For the period, cash provided by financing activities totaled $258,393.  We received proceeds from four promissory notes, from an officer and shareholders of $92,000 and repaid $12,444 in principal to a shareholder.  Additionally, we received $177,673 from the exercise of stock options.

We need to obtain significant additional capital resources through equity and/or debt financings.  As of December 31, 2007, we had minimal assets in cash and cash equivalents and negative working capital.  Our December 31, 2007 cash balance will only provide enough cash to fund operations through January 2008.  We borrowed an additional $70,000 during February 2008 from a shareholder.  Unless we receive funds from the Dutchess transaction or any other best efforts debt or equity financing, we will need to raise additional capital to fund operations through the end of fiscal 2008.  We do not have credit facilities available with financial institutions or other third parties, other than the Dutchess transaction, which we cannot guarantee we will receive funds through.  We can provide no assurance we will be successful in seeking this or any additional financing, and the failure to obtain any such financing may cause us to curtail our operations.

Dutchess Facility

On December 20, 2007, we entered into an Investment Agreement with Dutchess Private Equities Fund, Ltd. (“Dutchess”).  Pursuant to this investment agreement, Dutchess shall commit to purchase up to $10,000,000 of our common stock over the course of thirty-six (36) months.  The maximum amount we may raise under the Investment Agreement is $10,000,000, provided we register enough shares to raise this amount, although we are not obligated to request the entire $10,000,000.  Over a period of 36 months, we may periodically deliver new issue shares of our common stock to Dutchess, which then delivers cash to us based on a price per share tied to the current market price of our common stock.  The actual number of shares that we may issue subject to the investment agreement is not determinable as it is based on the market price of our common stock from time to time.

The Puts shall be equal to, at our election, either (i) up to $250,000 or (ii) 200% of the average daily volume (“ADV”) multiplied by the average of the three (3) daily closing bid prices immediately preceding the Put Date.  The ADV shall be computed using the three (3) trading days prior to the Put Date.  The put date shall be the date that Dutchess receives a put notice of a draw down by us of a portion of the line.  The purchase price shall be set at ninety-six percent (96%) of the lowest closing bid price of the common stock during the pricing period.  The pricing period shall be the five (5) consecutive trading days immediately after the put notice date.  There are put restrictions applied on days between the put date and the closing date with respect to that particular Put.  During this time, we shall not be entitled to deliver another put notice.  Further, we shall reserve the right to withdraw the Put if the purchase price is less than seventy-five percent (75%) of the lowest closing bid prices for the 10-trading day period immediately preceding each put notice.

Sample Put Amount Calculation and Purchase Price Calculation

The calculation below assumes a put notice date of April 4, 2008.  Set forth below is a trading summary of our common stock for the period April 1, 2008 through April 11, 2008, the 3 trading days immediately prior to April 4, 2008, and the five trading days immediately following April 4, 2008.

Date	Closing Bid Price	Volume
April 11, 2008	$0.51	18,600
April 10, 2008	$0.51	17,600
April 9, 2008	$0.49	22,000
April 8, 2008	$0.46	1,000
April 7, 2008	$0.40	11,600
April 4, 2008	$0.40	7,200
April 3, 2008	$0.45	22,100
April 2, 2008	$0.45	13,200
April 1, 2008	$0.45	53,100

The average daily volume for the 3 trading days prior to April 4, 2008, is 29,467 shares, 200% of this average is 58,933 shares.  The average of the three daily closing bid prices immediately prior to April 4, 2008, is $0.45, resulting in a put amount of $26,520.  Thus, on April 4, 2008, we could have requested a put amount of either $26,520 or $250,000.

The purchase price Dutchess would pay for the shares would be equal to 96% of the lowest closing bid price during the five trading day period following April 14, 2008, which in this example is $0.40, resulting in a purchase price of $0.38 per share and the issuance of 651,042 shares.

In addition to the conditions set forth below, Dutchess is precluded from owning more than 4.99% of our common stock (approximately 2,401,723 shares of common stock based on the shares outstanding as of April 11, 2008).  Therefore, we would be precluded from submitting a Put Notice, if such notice would result in Dutchess acquiring more than 4.99% of our issued and outstanding common stock.  Therefore, prior to each Put Notice, the Company will have to evaluate the current ownership of Dutchess to ensure Dutchess will not own more than 4.99% of our shares of common stock.

Conditions to Dutchess’ Obligation to Purchase Shares

We are not entitled to request a drawdown unless each of the following conditions is satisfied:

1.	a registration statement is and remains effective for the resale of securities in connection with the equity line of credit;
2.
at all times during the period between our request for a drawdown and our subsequent funding, our common stock is listed on its principal market and shall not have been suspended from trading thereon for a period of two consecutive trading days;

3.	we have complied with our obligations and are otherwise not in breach or default of any agreement related to the equity line of credit;
4.
no injunction shall have been issued and remain in force, or action commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of securities in connection with the equity line of credit; or

5.	the issuance of the securities in connection with the equity line of credit will not violate any shareholder approval requirements of the principal market.

If we fail to issue shares to Dutchess pursuant to the investment agreement, we have agreed to pay Dutchess a late fee for each $10,000 worth of common stock not issued of $100 for each day late for up to 10 days.  If we are more than 10 days late issuing the common stock then we shall pay $200 for each additional day after the 10th late day.

Off-Balance Sheet Arrangements

As of December 31, 2007, we did not have any off-balance-sheet arrangements.

Critical Accounting Policies and Estimates

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet.  Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash and all highly liquid financial instruments with purchased maturities of three months or less.

Income Taxes

Income taxes are computed using the asset and liability method.  Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws.  A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Basic Earnings/(Loss) Per Share

Basic earnings/(loss) per share has been calculated based on the weighted average number of shares of common stock outstanding during the period.

Recent Accounting Pronouncements

In February 2007, the FASB issued FASB Statement No. 159, Establishing the Fair Value Option for Financial Assets and Liabilities ("SFAS 159"), to permit all entities to choose to elect to measure eligible financial instruments at fair value.  SFAS 159 applies to fiscal years beginning after November 15, 2007, with early adoption permitted for an entity that has also elected to apply the provisions of SFAS 157, Fair Value Measurements.  An entity is prohibited from retrospectively applying SFAS 159, unless it chooses early adoption.  Management is currently evaluating the impact of SFAS 159 on the consolidated financial statements.

OUR BUSINESS

The Company

The Company is a developmental stage company focused primarily on developing therapeutic products to treat cancer.  As such, substantially all of our efforts will be devoted to performing research and experimentation, conducting clinical trials, developing and acquiring intellectual property, raising capital and recruiting and training personnel.  Currently, we do not have any products in clinical trials or on the market.  We are still in the early stages of identifying and conducting research on potential products.

We currently have an option agreement with the University of Texas MD Anderson Cancer Center (“UTMDACC”), in which we have the ability to use certain of their patents to research and evaluate the technology underlying the patents.  We have until August 2008, unless extended to November 2008, to enter into a license with UTMDACC for the use of these patents, which will include royalty payments to UTMDACC.  Additionally, we have recently entered into an option agreement with Pharmaceutical Research Institute of Warsaw Poland (“PRI”), in which we have the ability to use certain of their patents to research and evaluate the technology underlying the patents.  We have until December 15, 2008 to enter into a license with PRI for the use of these patents, which will include the following fees:  $100,000 upon completion of Phase I/II; $400,000 upon completion of Phase II; $900,000 upon FDA approval and 2.5% royalty on all sales.  Additionally, PRI will have an exclusive commercial supply agreement for the European market.  Currently all of our efforts are focused on the research and evaluation of four potential drug programs based upon the UTMDACC and PRI patents.  Therefore, if we are unsuccessful in obtaining a license for these patents; we will not be able to proceed with our current four potential drug candidates.

Our current research efforts are focused upon developing drug candidates that interfere with the key mechanisms of tumor progression.  The strategy of the company is to focus its efforts and a majority of its financial resources to begin clinical testing of a treatment for glioblastoma and other types of brain cancer.  Oncolin also has a pipeline of three novel anticancer drug programs that have funding in excessive of $1,300,000 from National Institutes of Health (NIH) grants.

We are currently evaluating four potential drug candidates: antimetabolite inhibitor of glycolysis, thermally activated chemotherapy, novel microtubule inhibitor and inhibitors of glycolytic enzymes. The status of our four drug programs is graphically depicted in the table below:

PRODUCT DEVELOPMENT

GLYCOLYSIS INHIBITOR FOR THE TREATMENT OF BRAIN CANCER

Cancer Market

The American Cancer Society estimates that nearly 1.4 million people in the U.S. will be diagnosed with cancer in 2007, excluding basal and squamous cell skin cancers and in situ carcinomas except urinary bladder carcinomas. This is an increase of approximately 12.5% from the estimated number of new cancer diagnoses of approximately 1.2 million in the year 2000. We believe this growth rate is unlikely to decrease in the foreseeable future as the causes of cancer are multiple and poorly understood.

Despite continuous advances made in the field of cancer research every year, there remains a significant unmet medical need as the overall five-year survival rate for a newly diagnosed cancer patient averages 64% according to the American Cancer Society. According to that same source, in 2004, cancer was the second leading cause of mortality in the U.S. behind heart disease. The American Cancer Society estimates that one in four deaths in the U.S. is due to cancer.

Brain Cancer

Malignant gliomas are the most common primary brain tumor in adults, accounting for more that 50% of the 20,500 new brain tumor cases in the United States each year.  The most common glioma is glioblastoma multiforme, a highly lethal tumor with a media survival of less than one year. The National Cancer Institute estimates that approximately 20,500 new cases of glioblastoma were diagnosed in 2007 with 12,740 deaths. Primary intervention is surgery followed by radiation therapy and chemotherapy.  Because of its invasive nature and resistance to currently available therapy there is an urgent need for novel therapeutics to treat gliomas subsequent to primary debulking surgery.

United States Regulatory Approval

FDA regulations require us to undertake a long and rigorous process before any of our product candidates may be marketed or sold in the United States.  This regulatory process typically includes the following general steps:

▪	performance of satisfactory preclinical laboratory and animal studies under the FDA’s good laboratory practices regulations;
▪	obtaining the approval of independent Institutional Review Boards at each clinical site to protect the welfare and rights of human subjects in clinical trials;
▪	submission to and acceptance by the FDA of an Investigational New Drug Application (IND) which must become effective before human clinical trials may begin in the United States;
▪	successful completion of a series of adequate and well-controlled human clinical trials to establish the safety, purity, potency and effectiveness of any product candidate for its intended use;
▪	submission to, and review and approval by, the FDA of a marketing application (NDA) prior to any commercial sale or shipment of a product; and
▪	development and demonstration of manufacturing processes which conform to FDA-mandated current good manufacturing practices

This process requires a substantial amount of time and financial resources.

Preclinical Testing

Preclinical tests generally include laboratory evaluation of a product candidate, its chemistry, formulation, stability and toxicity, as well as certain animal studies to assess its potential safety and effectiveness.  We must submit the results of these preclinical tests, together with manufacturing information, analytical data and the clinical trial protocol, to the FDA as part of an Investigational New Drug Application, which must become effective before we may begin any human clinical trials.  An application automatically become effective 30 days after receipt by the FDA, unless the FDA, within this 30-day time period, raises concerns or questions about the intended conduct of the trials and imposes what is referred to as a clinical hold.  If one or more of our products is placed on clinical hold, we would be required to resolve any outstanding issues to the satisfaction of the FDA before we could begin clinical trials.  Preclinical studies generally take several years to complete, and there is no guarantee that an Investigational New Drug Application based on those studies will become effective, allowing clinical testing to begin.

In addition to FDA review of an application, each clinical institution that desires to participate in a proposed clinical trial must have the clinical protocol reviewed and approved by an independent Institutional Review Board.  The independent Institutional Review Boards consider, among other things, ethical factors, informed consent and the selection and safety of human subjects.  Clinical trials must be conducted in accordance with the FDA’s good clinical practices requirements.

In addition to FDA review of an Investigational New Drug Application, clinical trials must meet requirements for Institutional Review Board oversight, informed consent and the FDA’s good clinical practices.  Prior to commencement of each clinical trial, the sponsor must submit to the FDA a clinical plan, or protocol, accompanied by the approval of the committee responsible for overseeing clinical trials at one of the clinical trial sites.  The FDA, and/or the Institutional Review Board at each institution at which a clinical trial is being performed, may order the temporary or permanent discontinuation of a clinical trial at any time if it believes that the clinical trial is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial patients.

The sponsor must submit to the FDA the results of the pre-clinical and clinical trials, together with, among other things, detailed information on the manufacturing and composition of the product in the form of New Drug Application (NDA) or a Biologics License Application (BLA).  Once the submission has been accepted for filing, the FDA has 180 days to review the application and respond to the applicant.  The review process is often significantly extended if the FDA requests additional information or clarification.

Clinical Trials

Human clinical trials are typically conducted in three sequential phases that may overlap, including the following:

Phase I

In Phase I clinical trials, a product candidate is typically given to either healthy people or patients with the medical condition for which the new drug is intended to be used.  The main purpose of the trial is to assess a product candidate’s safety and the ability of the human body to tolerate the product candidate, and may also assess the dosage, absorption, distribution, excretion and metabolism of the product candidate.

Phase II

During Phase II, a product candidate is given to a limited number of patients with the disease or medical condition for which it is intended to be used in order to:

▪	further identify any possible adverse side effects and safety risks;
▪	assess the preliminary or potential effectiveness of the product candidate for the specific targeted disease or medical condition; and
▪	assess dosage tolerance and determine the optimal dose for a Phase III trial.

Phase III

If and when one or more Phase II trials can demonstrate that a specific dose or range of doses of a product candidate is likely to be effective and has an acceptable safety profile, one or more Phase III trials are generally undertaken to demonstrate clinical effectiveness and to further test for safety in an expanded patient population with the goal of evaluating the overall risk-benefit relationship of the product candidate.  The successful demonstration of clinical effectiveness and safety in one or more Phase III trials is typically a prerequisite to the filing of an application for FDA approval of a product candidate.

After approval, the FDA may also require a Phase IV clinical trial to continue to monitor the safety and effectiveness of the product candidate.

Post-Approval Regulations

If a product candidate receives regulatory approval, the approval is typically limited to specific clinical uses.  Subsequent discovery of previously unknown problems with a product may result in restrictions on its use or even complete withdrawal of the product from the market.  Any FDA-approved products manufactured or distributed by us are subject to continuing regulation by the FDA, including record-keeping requirements and reporting of adverse events or experiences.  Drug manufacturers and their subcontractors are required to register their establishments with the FDA and state agencies, and are subject to periodic inspections by the FDA and state agencies for compliance with current good manufacturing practice, or GMP, which impose rigorous procedural and documentation requirements upon us and our contract manufacturers.  Failure to comply with these requirements may result in, among other things, total or partial suspension of production activities, failure of the FDA to grant approval for marketing, and withdrawal, suspension or revocation of marketing approvals.

If the FDA approves one or more of our product candidates, we and our contract manufacturers must provide certain updated safety and effectiveness information.  Product changes, as well as changes in the manufacturing process or facilities where the manufacturing occurs or other post-approval marketing and distribution of a drug or biologic product also must be in compliance with FDA requirements which include, among others, standards and regulations for direct-to-consumer advertising, communication of information relating to off-label uses, industry sponsored scientific and educational activities and promotional activities involving the Internet.  The FDA has very broad enforcement authority, and failure to abide by these regulations can result in penalties, including the issuance of a warning letter directing a company to correct deviations from regulatory standards and enforcement actions that can include seizures, fines, injunctions and criminal prosecution.

Accelerated approval Designation

The FDA has developed “accelerated approval” policies, which provide the potential for expedited review of an application.  However, there is no assurance that the FDA will, in fact, accelerate the review process for an accelerated approval product candidate.  Accelerated approval status is provided only for new and novel therapies that are intended to treat persons with life-threatening and severely debilitating diseases, where there is a defined unmet medical need, especially where no satisfactory alternative therapy exists or the new therapy is significantly superior to alternative therapies.  During the development of product candidates that qualify for this status, the FDA may expedite consultations and reviews of these experimental therapies.  The FDA can base approval of a marketing application for an accelerated approval product on an effect on a clinical endpoint, or on a surrogate endpoint that is reasonably likely to predict clinical benefit.  The FDA may condition approval of an application for certain accelerated approval products on additional post-approval studies to validate the surrogate endpoint or confirm the effect on the clinical endpoint.  Accelerated approval status also provides the potential for a product candidate to have a “priority review.”  A priority review allows for portions of the application to be submitted to the FDA for review prior to the completion of the entire application, which could result in a reduction in the length of time it would otherwise take the FDA to complete its review of the application.  Accelerated approval status may be revoked by the FDA at any time if the clinical results of a trial fail to continue to support the assertion that the respective product candidate has the potential to address an unmet medical need.  A product approved under an “accelerated approval” designation is subject to expedited withdrawal procedures and to enhanced scrutiny by the FDA of promotional materials.

HIPAA

Other federal legislation may affect our ability to obtain certain health information in conjunction with our research activities. The Health Insurance Portability and Accountability Act of 1996, or HIPAA, mandates, among other things, the adoption of standards designed to safeguard the privacy and security of individually identifiable health information. In relevant part, the U.S. Department of Health and Human Services, or HHS, has released two rules to date mandating the use of new standards with respect to such health information. The first rule imposes new standards relating to the privacy of individually identifiable health information. These standards restrict the manner and circumstances under which covered entities may use and disclose protected health information so as to protect the privacy of that information. The second rule released by HHS establishes minimum standards for the security of electronic health information. While we do not believe we are directly regulated as a covered entity under HIPAA, the HIPAA standards impose requirements on covered entities conducting research activities regarding the use and disclosure of individually identifiable health information collected in the course of conducting the research. As a result, unless they meet these HIPAA requirements, covered entities conducting clinical trials for us may not be able to share with us any results from clinical trials that include such health information.

Background

Currently, treatment choices available to brain cancer patients are limited.  Surgery is common, but not always viable.  Chemotherapy and radiotherapy have shown some clinical benefit but neither is successful in achieving long term remission.

Although many drugs, both approved and in clinical trials, show efficacy against brain tumor cell lines, they are not viable since they do not cross the blood brain barrier (body’s natural filter for brain blood supply) and therefore cannot reach the target tumor.  Therefore, drugs that penetrate this blood brain barrier with novel mechanisms are of great interest for this tumor population.

It has long been known that tumors depend on energy production pathways that are different from those of tumor cells.  This is especially true for the progression of brain tumors which become regionally hypoxic (oxygen starved) and stimulate signaling pathways to up-regulate angiogenesis and shift metabolism to preferentially utilize glycolysis as its source of energy and survival.  This metabolism shift along with a large (100 fold) up regulation of glucose receptors on brain tumor cells make inhibitors of this pathway a key target.

Drug Candidate

Simple analogs that block the progression of the glycolytic pathway and are known to cross the blood brain barrier are our lead drugs for our first clinical candidate, as illustrated in the charts below.

Our lead candidates have shown activity against brain tumor cell lines in in vitro testing but more importantly have shown activity in an orthotropic mouse model (human tumor implanted in mouse brain).  One candidate has shown equivalent activity with Temodar® (the frontline approved drug for the treatment of brain tumors) and showed superior activity when used in combination with Temodar®, as noted in the graph below.

Oncolin has designated this drug candidate as our lead compound.  The Company is focused on the development of this drug and expects to file an IND with the FDA in approximately 18 months.

Clinical development would begin with a Phase I/IIa clinical trial in brain tumors as a single agent and continue development in combination with Temodar®, Avastin® and radiation therapy.

RESEARH PIPELINE
MICROTUBULE INHIBITOR FOR SOLID TUMORS – GENISTEIN ANALOGS

The patent rights under the UTMDACC patents cover the composition and use of Genistein analogs for cancer treatment.  Genisteins are an isoflavonoid found mainly in legumes and their analogs are chemically manufactured equivalents.   The technology was discovered and patented by PRI and involves compounds that appear to be novel antimicrotubule agents.

Given the widespread success of antimicrotubule therapies in curative and palliative cancer treatment, the microtubule is perhaps the single best cancer target identified to date and continues to be recognized as a strategic target against which to direct new development efforts.

The approved drugs from this mechanistic class include the vinca alkaloids, such as vincristine, the taxanes, such as  paclitaxel and docetaxel, and the epothilones, with its first drug recently approved by Bristol Myers.  Each of these different types of compound classes appear to interact at different parts of the microtubule and have different spectrums of activity and effectiveness against resistant disease.  This technology provides the opportunity to develop what may be yet another unique antimicrotubule class of compounds.

Enzyme Inhibitor of Glycolysis

The importance of glycolysis as a target in cancer cells was previously described on page 13.

It has recently been published that a key enzyme in the glycolytic pathway (6-phosphofrutose-2-kinase/Fructose 2, 6 bisphosphotase (PFKFB3) is highly upregulated in tumor cells with especially high levels in gliomas (brain tumor).

The three dimensional structural of the active site of this enzyme has been elucidated providing the platform to identify and modify inhibitors with potent selective antitumor activity.  Lead compounds with some activity have been identified which will be the basis of future research to design and test novel analogs with drug-like characteristics for clinical testing.  Much of this research is funded by an  NIH grant for four years starting March 1, 2008.

Heat Activated Cytotoxic Drugs

A long term goal of cancer research is to overcome the inherent tumor resistance and toxicity to antineoplastic agents.  One strategy to achieve this result is to develop locally targeted therapies that would have the potential for increased specificity and decreased toxicity.

This research program has developed a thermally responsive polypeptide – conjugate of chemotherapeutic drugs.  These conjugates can be targeted to the tumor site by applying local hyperthermia.  Initial in vitro studies have demonstrated that these conjugates work in cell cultures.

These continuing research studies will provide the basis for a new technology for targeted delivery of chemotherapeutics.  The research is supported by an SBIR grant for $800,000 which began March 1, 2008.

For a full description of our business, the risk factors effecting our business, the price range of our Common Stock and the description of our management and securities, please see our reports, proxy statements, information statements, and other information we have filed with the SEC.

Recent Developments

In connection with the Company’s focus on developing products to treat cancer, the Company has determined it is in the best interests of the Company to terminate the BuyBack Agreements, entered into in connection with the Securities Purchase Agreement, dated November 7, 2007, by and among certain investors and Intertech Bio Corporation, our subsidiary, and the Company.  In connection with the termination of the BuyBack Agreements, we have agreed to issue 4,469,909 shares to the investors in the November Securities Purchase Agreement.  The investors have agreed to enter into a lock up and leak out agreement upon the issuance of those shares.

In March 2008, the Company acquired 25,000 shares of Intetech Bio Corporation, or subsidiary, from Len Ivins, and in consideration, we issued Mr. Ivins 1,600,000 shares of our common stock.  Mr. Ivins has agreed that to lock up these shares of our common stock for a period of eighteen months and then leak them out over a period of three years.

In March 2008, Mr. Chase resigned as a director and chief financial officer from the Company. In May 2007, Chase and the Company entered into an employment agreement, which was terminated upon Chase’s resignation.  In connection with terminating the employment agreement, the Company agreed to pay Chase and his affiliate a $15,000 consulting fee in lieu of accrued salary payments under the employment agreement.  In order to settle additional outstanding amounts owed to Chase and his affiliate, the Company agreed to pay approximately $44,350, of which (i) $14,951, plus all additional accrued interest, is due and payable on May 15, 2008 and (ii) $29,399, plus all additional accrued interest, is due and payable on June 1, 2008.  Chase was issued 1,600,000 shares of the Company’s common stock pursuant to the employment agreement, all of which were subject to a lock-up/leak-out agreement and a buy-back agreement. Upon termination of the employment agreement, all of the shares remain subject to the lock up/leak out agreement, 542,076 of the shares are no longer subject to the buy-back agreement and the remaining 1,057,924 shares remain subject to the buy-back agreement until June 30, 2008.

Material Contracts

Houston Pharmaceuticals, Inc. - In November 2007, our wholly-owned subsidiary and Houston Pharmaceuticals, Inc. (“HPI”) entered into a joint development agreement whereby HPI agreed to use its best efforts to assist the wholly-owned subsidiary in the development of new technologies with respect to its business affairs and obtain license agreements for certain patents.  The agreement terminates in November 2011.  Under the agreement, both parties have the right to terminate the agreement at any time upon 14 days written notice.  The agreement entitles HPI to compensation in the amount of $88,200 for the first year and $28,000 per year for the remaining three years, either in the form of cash or options to purchase shares of our common stock at our discretion.

TAK Company. - In November 2007, our wholly-owned subsidiary and TAK Company (“TAK”) entered into a joint development agreement whereby TAK agreed to use its best efforts to assist the wholly-owned subsidiary with business development in the United States and Eastern Europe.  The agreement terminates in November 2011.  Under the agreement, both parties have the right to terminate the agreement at any time upon 14 days written notice.  The agreement entitles TAK to compensation in the amount of $24,000 per year, either in the form of cash or options to purchase shares of our common stock at our discretion, and a stock bonus of 50,000 shares of our common stock upon execution of the agreement.

The University of Texas MD Anderson Cancer Center – In November 2007, we entered into an Option Agreement with UTMDACC, in which UTMCACC granted an exclusive option to negotiate a royalty-bearing exclusive license to certain patent rights. Until August 31, 2008, unless extend until November 30, 2008 by us for an additional $40,000 payment to UTMDACC, we can use the patent rights for internal research and evaluation purposes only.  In consideration for this Option, we have paid UTMDACC $20,000.  UTMDACC has agreed to negotiate in good faith to attempt to establish the terms of license agreement granting us rights to the patents.

Pharmaceutical Research Institute of Warsaw Poland – In March 2008, we entered into an option agreement with PRI, in which PRI granted an exclusive option to negotiate a royalty-bearing exclusive license to certain patent rights .Until December 15, 2008, we can use the patent rights for internal research and evaluation purposes only.  In consideration for this Option, we have paid PRI $9,000.  PRI has agreed to negotiate in good faith to attempt to establish the terms of license agreement granting us rights to the patents, which shall include the following fees: $100,000 upon completion of Phase I/II; $400,000 upon completion of Phase II; $900,000 upon FDA approval and 2.5% royalty on all sales.  Additionally, PRI will have an exclusive commercial supply agreement for the European market.

Competition

Competition in the biopharmaceutical industry is intense and is based on scientific and technological factors, the availability of patent and other protection for technology and products, the ability to finance and commercialize technological developments, and the ability to obtain governmental approval for testing, manufacturing and marketing.  These companies include, but are not limited to: Bristol-Myers Squibb Company, Pfizer Inc., Chiron Corporation, Amgen Inc., Genentech Inc., ImClone Systems Inc., OSI Pharmaceuticals, Inc., Eli Lilly and Co., Lorus Therapeutics Inc., Schering-Plough Corporation, Threshold Pharmaceuticals and AstraZeneca PLC.  Our competitors have substantially greater financial, technical and human resources than we have and are better equipped to develop, manufacture and market products.  In addition, many of these companies have extensive experience in preclinical testing and human clinical trials, and in obtaining regulatory approvals.  Our competitors may succeed in obtaining approval for products more rapidly than we and in developing and commercializing products that are safer and more effective than those that we propose to develop.  The existence of these products, other products or treatments of which we are not aware or products or treatments that may be developed in the future may adversely affect the marketability of our products by rendering them less competitive or obsolete.  These companies, as well as academic institutions, governmental agencies and private research organizations, also compete with us in acquiring rights to products or technologies from universities, and recruiting and retaining highly qualified scientific personnel and consultants.

The timing of market introduction of our potential products or of the products of others will be an important competitive factor.  Accordingly, the relative speed with which we can develop products, complete preclinical testing, clinical trials and regulatory approval processes, and supply commercial quantities to market will influence our ability to bring a product to market.  In addition, we may apply for Orphan Drug designation by the Food and Drug Administration (FDA) for our proposed products.  To the extent that a competitor of ours develops and receives Orphan Drug designation and marketing approval for a drug to treat the same indication prior to us, we may be precluded from marketing our product for a period of seven years.

Employees

We currently have one full time employee.  In order to implement our business plan, we will be required to employ qualified technical and administrative employees or retain the services of qualified consultants with the technical expertise to evaluate the technologies which we are seeking.

Insurance

We currently do not have any insurance coverage to cover losses or risks incurred in the ordinary course of business.  We intend to obtain insurance customary to its industry.

Facilities

Our current headquarters are located at 1330 Post Oak Blvd., Ste 1600, Houston, Texas 77056.  We maintain a month to month lease on these facilities at a monthly cost of approximately $265.  Should we be required to obtain suitable facilities in the future, we believe we can obtain the required facilities at competitive rates.

Litigation

We are currently not involved in any litigation.  However, we recently received a demand letter requesting less than $20,000 regarding alleged violation of the Telephone Consumer Protection Act.  We believe this demand is without merit.

SELLING STOCKHOLDER

The selling stockholder is Dutchess Private Equities Funds, Ltd. (“Dutchess”).  For a description of each of these securities see “Description of Securities” page 43 hereof.

The following table sets forth information regarding beneficial ownership of our common stock by the selling stockholder as of April 11, 2008.  For purposes of presentation, we have assumed that we will draw down pursuant to the Dutchess transaction the entire amount available to us under this Registration Statement, that all shares are sold pursuant to this offering and that no other shares of common stock are acquired or disposed of by the selling stockholder prior to the termination of this offering.  Because the selling stockholder may sell all, some or none of its shares of may acquire or dispose of other shares of common stock, we cannot estimate the aggregate number of shares which will be sold in this offering or the number or percentage of shares of common stock that the selling security holder will own upon completion of this offering.  The selling stockholder acquired the shares to be sold by the selling stockholder in the ordinary course of business and, at the time of acquisition of the shares, the selling stockholder did not have any agreement or understanding, directly or indirectly, to distribute the shares.

The Company is only registering a portion of shares underlying the Dutchess Investment Agreement at this time.  The actual number of shares of common stock issuable upon the exercise of the Dutchess Investment Agreement is subject to adjustment depending on the future market price of the common stock, the amount we draw down and other factors.  Therefore the actual number of shares issuable pursuant to the Dutchess Investment Agreement could be materially less or more than the number estimated in the table.

Stockholder	Shares Beneficially Owned Before Offering	% Ownership Before Offering	Amount Offered	Shares Beneficially Owned After Offering	% Ownership After Offering
Dutchess Private Equities Funds, Ltd (1)	5,250,000	10.9%	5,250,000	--	--

(1)Michael Novielli and Douglas Leighton are the managing members of Dutchess Capital Management, LLC, which is the general partner to Dutchess Private Equities Fund, Ltd.

The number and percentage of shares beneficially owned is determined in accordance with Rule 31d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days.

PLAN OF DISTRIBUTION

The selling stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the date of this prospectus;
•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
•	any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholder is contractually prohibited from selling shares of our common stock short, either directly or indirectly.  The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Transactions under this prospectus may or may not involve brokers or dealers.  The selling stockholder may sell securities directly to purchasers or to or through broker-dealers, who may act as agents or principals.  Broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in selling securities.  Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholder in amounts to be negotiated in connection with the sale.  Broker-dealers or agents may also receive compensation in the form of discounts, concessions or commissions from the purchasers of securities for whom the broker-dealers may act as agents or to whom they sell as principal, or both.  This compensation as to a particular broker-dealer might exceed customary commissions.

Each selling stockholder that is an affiliate of a registered broker-dealer has represented to us that it purchased the securities in the ordinary course of business.  The selling stockholder has informed us that they do not have any agreements or understandings, directly or indirectly, with any person to distribute such securities.

The selling stockholder and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, are “underwriters” as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act.  We have agreed to indemnify the selling stockholder and the selling stockholder has agreed to indemnify us against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

The selling stockholder will be subject to the prospectus delivery requirements of the Securities Act.  We have informed the selling stockholder that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

To our knowledge, based upon information provided to us by the selling stockholder, the selling stockholder is not a registered broker-dealer or is affiliates of a registered broker-dealer.  The selling stockholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

Prior to a selling stockholder entering into an agreement with a broker-dealer, such broker-dealer will need to seek and obtain clearance of the underwriting compensation and arrangements from the NASD.  Upon being notified by a selling stockholder that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the name of each such selling stockholder and of the participating broker-dealer(s);
•	the number of shares involved;
•	the initial price at which the shares were sold;
•	the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;
•	that such selling stockholder and broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
•	other facts material to the transactions.

We have informed the selling stockholders that Regulation M promulgated under the Securities Exchange Act of 1934 may be applicable to them with respect to any purchase or sale of our common stock.  In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of the shares or any right to purchase the shares, for a period of one business day before and after completion of its participation in the distribution.

During any distribution period, Regulation M prohibits the selling stockholder and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of the common stock.  None of these persons may effect any stabilizing transaction to facilitate any offering at the market.  As the selling stockholder will be offering and selling our common stock at the market, Regulation M will prohibit them from effecting any stabilizing transaction in contravention of Regulation M with respect to the shares.

We also have advised the selling stockholder that they should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholder, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares.  Under Regulation M, the selling stockholder or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while the selling stockholder is distributing shares covered by this prospectus.  Regulation M may prohibit the selling stockholder from covering short sales by purchasing shares while the distribution is taking place, despite any contractual rights to do so under the Agreement.  We have advised the selling stockholder that they should consult with their own legal counsel to ensure compliance with Regulation M.

We are required to pay the fees and expenses incident to the registration of the shares.  We have agreed to indemnify certain selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

MANAGEMENT

The Company's executive officers and directors are as follows:

Name	Age	Position	Position Held Since
J. Leonard Ivins	70	Chief Executive Officer and Director	May 2007
Steven M. Plumb	48	Chief Financial Officer	March 2008
Donald Picker	62	Chief Operating Officer	November 2007

J. Leonard Ivins.  Mr. Ivins has served as the Company’s Chief Executive Officer and a director since May 2007.  He has also served as the Chief Executive Officer for the Company’s wholly-owned subsidiary since December 2007.  From November 2000 until September 2006, Mr. Ivins served as a director of eLinear, Inc., an integrated technology solutions provider of security, IP Telephony and network and storage solutions infrastructure.  Mr. Ivins was also a member of the audit and compensation committees of eLinear.  In September 2006, eLinear filed for protection under Chapter 7 of the Bankruptcy Code. Since 1995, he has been a private investor.  Previously, Mr. Ivins was a founder and co-owner of a privately held company that was an FDIC and RTC contractor.  From 1979 to 1981, Mr. Ivins was a turnaround and workout consultant to small, publicly held oil and gas companies. From 1970 to 1975, Mr. Ivins was president of The Woodlands Development Corporation and a director of Mitchell Energy and Development Corp.

Steven M. Plumb.  Mr. Plumb has served as the Company’s Chief Financial Officer since March 2008.  Mr. Plumb is a CPA licensed to practice in Texas. Mr. Plumb is a financial manager and senior executive experienced in operations, finance and marketing. Mr. Plumb is the president of Clear Financial Solutions, Inc. a business consulting firm that assists public and private companies with financing, operations improvement, outsourced accounting, SEC reporting, mergers and acquisitions, and financial analysis. From 2002 through 2004, Mr. Plumb served as Vice President and Chief Financial Officer of Adventrx Pharmaceuticals, Inc. During his tenure as CFO of Adventrx, the company raised in excess of twenty million dollars and progressed from the Over-the-Counter Bulletin Board to a listing on the American Stock Exchange. Prior to this, Mr. Plumb served as the Chief Financial Officer of DePelchin Children’s Center, and as controller of Memorial City Rehabilitation Hospital in Houston, Texas.  Mr. Plumb is a former auditor and consultant with KPMG. Mr. Plumb earned his BBA degree in accounting from the University of Texas at Austin.

Donald Picker. Dr. Picker has served as the Company’s Chief Operating Officer and as the Chief Technology Officer for the Company’s wholly-owned subsidiary since November 2007.  From January to October 2007, Dr. Picker was President of Tapestry Pharmaceuticals where he built the clinical development group and brought its lead cancer drug into several Phase II clinical trials.  From September 2001 to December 2006, Dr. Picker was the Executive VP of R&D at Callisto Pharmaceuticals where he was responsible for licensing their two lead cancer programs and oncology preclinical programs and bringing these cancer drugs into Phase I and Phase II development.  Dr. Picker in his career has also held senior executive positions at other companies where he was responsible for bringing drug candidates into clinical development.  He and his group were responsible for the development of Carboplatin, one of the world’s leading cancer drugs currently in use with annual sales of over $500 million.  He was also responsible for Satraplatin and Picoplatin, third generation platinum drugs which are currently in late stage clinical development.  Although most of his experience has been in oncology drug development, he has also been involved in the areas of infectious disease, cardiovascular, dermatological and gastrointestinal pharmaceutical discovery and development.

BOARD COMPOSITION

The Company’s board of directors currently consists of two members.  Each of its directors is elected annually at its annual meeting.  There are no family relationships between any of the Company’s officers and directors.  The board of directors has not established any committees but plans to establish an audit committee, compensation committee, nominating and governance committees in the near future.

OPTION GRANTS, LONG-TERM INCENTIVE PLANS AND EMPLOYMENT AGREEMENTS

The Company currently does not have any stock options outstanding pursuant to any stock option plan or long-term incentive plans.

On May 10, 2007, the Company and Mr. Ivins entered into an employment agreement where it agreed to employ Mr. Ivins as its Chief Executive Officer, commencing on May 18, 2007 and terminating on May 9, 2010.  Under his employment agreement, Mr. Ivins has the right to terminate his employment agreement at any time upon fourteen days written notice and the Company may terminate his employment agreement immediately upon fourteen days written notice.  The employment agreement entitles Mr. Ivins to a monthly base salary of $5,000 and a stock bonus of 1,600,000 shares of Company common stock upon execution of his employment agreement.

In March 2008, the Company agreed to enter into a consulting agreement with Mr. Plumb, in which we issued Mr. Plumb an option to purchase 150,000 shares of our common stock, of which 50,000 shares will have an exercise price of $0.25 per share and be immediately exercisable, 50,000 shares will have an exercise price of $0.10 per share and will vest in one year and 50,000 shares will have an exercise price of $0.10 per share and will vest in two years.

In March 2008, the Company issued Mr. Picker an option to purchase 1,900,000 shares of our common stock at an exercise price of $0.05 per share and vest equally over the next three years.

 Executive Compensation

The following table contains compensation data for our named executive officers for the fiscal year ended March 31, 2007.  These individuals are considered our “named executive officers” as defined in Item 402(a) of Regulation S-B.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Johannes Petersen	2007	--	--	--	--	--	--	--	0
Outstanding Equity Awards at Fiscal Year End Table

The table below sets forth information with respect to our named executive officers regarding the value of equity compensation as of March 31, 2007.

Name --------------	Number of Securities Underlying Unexercised Options (#) Exercisable ---------------	Number of Underlying Unexercised Options (#) Unexercisable ---------------	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) --------------	Option Exercised Price ($) ------------	Option Expiration Date ---------------	Number of Shares or Units of Stock That Have Not Vested (#) --------------	Market Value of Shares or Units of Stock That Have Not Vested ($) ---------------	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ---------------	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($) ---------------
Johannes Petersen	2007	--	--	--	--	--	--	--	0

Employment and Consulting Agreements

J. Leonard Ivins.  In May 2007, the Company and Mr. Ivins entered into an employment agreement where it agreed to employ Mr. Ivins as its Chief Executive Officer.  The employment agreement terminates in May 2010. Under his employment agreement, Mr. Ivins has the right to terminate his employment agreement at any time upon fourteen days written notice and the Company may terminate his employment agreement immediately upon fourteen days written notice. The employment agreement entitles Mr. Ivins to a monthly base salary of $5,000 and a stock bonus of 1,600,000 shares of the Company’s Common Stock upon execution of his employment agreement.

In December 2007, the Company’s wholly-owned subsidiary and Mr. Ivins entered into an employment agreement where it agreed to employ Mr. Ivins as its chief executive officer.  The employment agreement terminates in November 2010.  Under the employment agreement, both parties have the right to terminate the agreement at any time upon 30 days written notice.  Additionally, the Company’s wholly-owned subsidiary may terminate the agreement immediately upon written notice for “cause” as defined therein.  The employment agreement entitles Mr. Ivins to a monthly base salary of $7,000, a monthly allowance of $1,350 for business related expenses and a stock bonus of 1,600,000 shares of the Company’s Common Stock, which bonus has not been issued as of the date of this Memorandum.

Steven M. Plumb.  In March 2008, the Company agreed to enter into a consulting agreement with Mr. Plumb, in which he shall receive $2,400 per month in fees.

Donald Picker.  In November 2007, the Company’s wholly-owned subsidiary and Mr. Picker entered into a consulting agreement whereby Mr. Picker agreed to serve as its Chief Technology Officer.  The agreement terminates in May 2008, unless further extended by the Company.  Under the agreement, both parties have the right to terminate the agreement at any time upon 30 days written notice.  The employment agreement entitles Mr. Picker to a base salary of $1,000 per “working day” as defined therein and a stock bonus of 300,000 shares of the Company’s Common Stock upon execution of the agreement.

The Company also entered into consulting agreements with three other individuals, one of which calls for a four year term and compensation in the amount of $45,000 per year, another of which calls for a four year term and compensation in the amount of $34,800 per year and the last of which calls for a four year term, compensation in the amount of $12,000 per year and a stock bonus of 50,000 shares of the Company’s Common Stock.

Director Compensation

Directors who are also employees do not receive any additional compensation for serving as a director.  No director received any fee for his services during the last fiscal year.

Certain Relationship and Related Transactions

None.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of April 11, 2008, the number and percentage of outstanding shares of Company common stock owned by: (a) each person who is known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock; (b) each of our directors; (c) the named executive officers as defined in Item 402 of Regulation S-B; and (d) all current directors and executive officers, as a group.  As of April 11, 2008, there were 48,130,732 shares of common stock issued and outstanding.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act.  Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares).  In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person by reason of such acquisition rights.  As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name and Address of Beneficial Owner (1)	Number of Shares Owned	Percentage of Class
Silver Star Holdings (2)	21,742,000	45.17%
Trevor D. Ling (3)	3,996,000	8.30%
Jonathan Camarillo Trust (4)	3,560,000	7.34%
Danny Chan (5)	3,020,000	6.27%
Officers and Directors
J. Leonard Ivins	3,200,000	6.64%
Steven M. Plumb(6)	50,000	*
Donald Picker(7)	300,000	*
All directors and executive officers as a group (3 persons)	3,550,000	7.38%
_________* Less than 1%

(1)	Unless otherwise indicated, the mailing address of the beneficial owner is c/o Oncolin Therapeutics, Inc., 1330 Post Oak Blvd., Suite 1600, Houston, Texas 77056.
(2)	Kevan Casey has investment and voting control for Silver Star Holdings. The business address of Silver Star Holdings is PO Box 27949, Houston, Texas 77227-7949.
(3)	The business address of Mr. Ling is 5050 Westheimer, Houston, Texas 77056.
(4)	Jonathan Camarillo has investment and voting control for Jonathan Camarillo Trust. The business address of Jonathan Camarillo Trust is 5023 Polk Street, Houston, Texas 77023.
(5)	The business address of Mr. Chan is 255 G Street, Suite 366, San Diego, California 92101.
(6)
This includes an option to purchase 50,000 shares of our common stock at $0.25 per share.  This does not include options to purchase 100,000 share of our common stock at $0.10 per share, which are not exercisable within the next 60 days.

(7)	This does not include options to purchase 1,900,000 share of our common stock at $0.05 per share, which are not exercisable within the next 60 days.
DESCRIPTION OF SECURITIES

General

We are authorized to issue 500,000,000 shares of common stock, $0.08 par value.

Common Stock

As of April 11, 2008, there were 48,130,732 shares of common stock issued and outstanding that was held of record by approximately1,900 stockholders.

The holders of common stock are entitled to one vote per share with respect to all matters required by law to be submitted to stockholders.  The holders of common stock have the sole right to vote, except as otherwise provided by law or by our certificate of incorporation, including provisions governing any preferred stock.  The common stock does not have any cumulative voting, preemptive, subscription or conversion rights.  Election of directors and other general stockholder action requires the affirmative vote of a majority of shares represented at a meeting in which a quorum is represented.  The outstanding shares of common stock are validly issued, fully paid and non-assessable.

Subject to the rights of any outstanding shares of preferred stock, the holders of common stock are entitled to receive dividends, if declared by our board of directors out of funds legally available.  In the event of liquidation, dissolution or winding up of the affairs of the Company, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding.

Preferred Stock

We are authorized to issue 25,000,000 of blank check authorized preferred stock of which none are issued and outstanding and Mad Croc has no present plans for the issuance thereof. Our board of directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series. Our board of directors may also designate the rights, preferences, and privileges of each series of preferred stock, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

•	restricting dividends on the common stock;
•	diluting the voting power of the common stock;
•	impairing the liquidation rights of the common stock; and
•	delaying or preventing a change in control without further action by the stockholders.

Equity Line

On December 20, 2007, we entered into an Investment Agreement with Dutchess. Pursuant to this investment agreement, Dutchess shall commit to purchase up to $10,000,000 of our common stock over the course of thirty-six (36) months. The maximum amount we may raise under the Investment Agreement is $10,000,000, provided we register enough shares to raise this amount, although we are not obligated to request the entire $10,000,000.  Over a period of 36 months, we may periodically deliver new issue shares of our common stock to Dutchess, which then delivers cash to us based on a price per share tied to the current market price of our common stock.  The actual number of shares that we may issue subject to the investment agreement is not determinable as it is based on the market price of our common stock from time to time.

Nevada Anti-takeover Statue and Charter Provisions.

Nevada anti-takeover statue.  Nevada’s “Business Combinations” statute, Sections 78.411 through 78.444 of the Nevada Revised Statutes, which applies to Nevada corporations having at least 200 shareholders which have not opted-out of the statute, prohibits an “interested shareholder” from entering into a “combination” with the corporation, unless certain conditions are met. A “combination” includes (a) any merger or consolidation with an “interested shareholder”, or any other corporation which is or after the merger or consolidation would be, an affiliate or associate of the interested shareholder, (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets, in one transaction or a series of transactions, to or with an “interested shareholder,” having (i) an aggregate market value equal to 5% or more of the aggregate market value of the corporation’s assets determined on a consolidated basis, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation or (iii) representing 10% or more of the earning power or net income of the corporation determined on a consolidated basis, (c) any issuance or transfer of shares of the corporation or its subsidiaries, to any interested shareholder, having an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation, except under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution paid or made pro rata to all shareholders of the corporation, (d) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or under any agreement, arrangement or understanding, whether or not in writing, with the “interested shareholder,” (e) certain transactions which would have the effect of increasing the proportionate share of outstanding shares of the corporation owned by the “interested shareholder,” or (f) the receipt of benefits, except proportionately as a shareholder, of any loans, advances or other financial benefits by an “interested shareholder”.

An interested shareholder is a person who (i) directly or indirectly beneficially owns 10% or more of the voting power of the outstanding voting shares of the corporation or (ii) an affiliate or associate of the corporation which at any time within three years before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.

A corporation to which the statute applies may not engage in a combination within three years after the interested shareholder acquired its shares, unless the combination or the interested shareholder’s acquisition of shares was approved by the board of directors before the interested shareholder acquired the shares. If this approval was not obtained, then after the three-year period expires, the combination may be consummated if all the requirements in the corporation’s Articles of Incorporation are met and either (a)(i) the board of directors of the corporation approves, prior to the “interested shareholder’s” date of acquiring shares, or as to which the purchase of shares by the “interested shareholder” has been approved by the corporation’s board of directors before that date or (ii) the combination is approved by the affirmative vote of holders of a majority of voting power not beneficially owned by the “interested shareholder” at a meeting called no earlier than three years after the date the “interested shareholder” became such or (b) the aggregate amount of cash and the market value of consideration other than cash to be received by holders of common shares and holders of any other class or series of shares meets the minimum requirements set forth in Sections 78.411 through 78.443 of the Nevada Revised Statutes, inclusive, and prior to the consummation of the combination, except in limited circumstances, the “interested shareholder” will not have become the beneficial owner of additional voting shares of the corporation.

Nevada law permits a Nevada corporation to “opt out” of the application of the Business Combinations statute by inserting a provision doing so in its original Articles of Incorporation or Bylaws. We have not inserted such a provision our Articles of Incorporation or our Bylaws. The Articles may be amended at any time to subject us to the effect of the “Business Combinations” statutes. Under Nevada law, our Articles of Incorporation may be amended pursuant to a resolution adopted by our Board of Directors and ratified by a vote of a majority of the voting power of our outstanding voting stock.

Nevada’s “Control Share Acquisition” statute, Sections 78.378 through 78.3793 of the Nevada Revised Statutes, prohibits an acquiror, under certain circumstances, from voting shares of a target corporation’s stock after crossing certain threshold ownership percentages, unless the acquiror obtains the approval of the target corporation’s shareholders. The statute specifies three thresholds: at least one-fifth but less than one-third, at least one-third but less than a majority, and a majority or more, of all the outstanding voting power. Once an acquiror crosses one of the above thresholds, shares, which it acquired in the transaction taking it over the threshold or within ninety days become “Control Shares” which are deprived of the right to vote until a majority of the disinterested shareholders restore that right. A special shareholders’ meeting may be called at the request of the acquiror to consider the voting rights of the acquiror’s shares no more than 50 days (unless the acquiror agrees to a later date) after the delivery by the acquiror to the corporation of an information statement which sets forth the range of voting power that the acquiror has acquired or proposes to acquire and certain other information concerning the acquiror and the proposed control share acquisition. If no such request for a shareholders’ meeting is made, consideration of the voting rights of the acquiror’s shares must be taken at the next special or annual shareholders’ meeting. If the shareholders fail to restore voting rights to the acquiror or if the acquiror fails to timely deliver an information statement to the corporation, then the corporation may, if so provided in its Articles of Incorporation or Bylaws, call certain of the acquiror’s shares for redemption. The Control Share Acquisition statute also provides that the shareholders who do not vote in favor of restoring voting rights to the Control Shares may demand payment for the “fair value” of their shares (which is generally equal to the highest price paid in the transaction subjecting the shareholder to the statute).

The Control Share Acquisition statute only applies to Nevada corporations with at least 200 shareholders, including at least 100 shareholders who have addresses in Nevada appearing on the stock ledger of the corporation, and which do business directly or indirectly in Nevada. We do not have at least 100 shareholders who have addresses in Nevada appearing on our stock ledger. Therefore, the Control Share Acquisition statute does not currently apply to us. If the “Business Combination” statute and/or the “Control Share Acquisition” statute becomes applicable to us in the future, the cumulative effect of these terms may be to make it more difficult to acquire and exercise control over us and to make changes in management more difficult.

Transfer Agent

The transfer agent and registrar for our common stock is Holliday Stock Transfer, Inc. whose address is 2939 North 67th Place, Suite C, Scottsdale, AZ 85251.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation provides our directors with protection for breaches of their fiduciary duties to us or our stockholders.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons as provided in the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is unenforceable.  In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXPERTS

The financial statements appearing in this registration statement for the period from May 9, 2007 (Inception) until May 30, 2007 have been audited by Thomas Leger & Co. L.L.P. (“Thomas Leger”), independent auditors.  These financial statements are included in this prospectus in reliance on their report, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of common stock to be sold in this offering will be passed upon by Brewer & Pritchard, P.C., Houston, Texas. Thomas Pritchard and/or Brewer & Pritchard PC have received shares of common stock in lieu of cash for past services rendered and in the future may receive shares of common stock for services rendered.  Currently Brewer & Pritchard owns 100,000 shares of the Company’s common stock.  Neither Thomas Pritchard, nor Brewer & Pritchard, has been employed on a contingent basis.  Neither Mr. Pritchard nor Brewer & Pritchard has or is to receive a substantial interest direct or indirect in the Company, nor are either of them connected with the Company other than in a role as outside legal counsel for the Company.

INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-2
Balance Sheet at May 30, 2007	F-3
Statement of Operations for the Period from May 9, 2007 (Inception) through May 30, 2007	F-4
Statement of Stockholders’ Deficit for the Period from May 9, 2007 (Inception) through May 30, 2007	F-5
Statement of Cash Flows for the Period from May 9, 2007 (Inception) through May 30, 2007	F-6
Notes to Financial Statements	F-7
Consolidated Balance Sheet at December 31, 2007 (Unaudited)	F-11
Consolidated Statements of Operations for the Three Months Ended December 31, 2007 and for the Period from Inception (May 9, 2007) through December 31, 2007 (Unaudited)	F-12
Consolidated Statement of Cash Flows for the Period from Inception (May 9, 2007) through December 31, 2007 (Unaudited)	F-13
Notes to Unaudited Consolidated Financial Statements	F-14

FINANCIAL STATEMENTS
SECURE VOICE COMMUNICATIONS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Secure Voice Communications, Inc.

We have audited the accompanying balance sheet of Secure Voice Communications, Inc. (a development stage company) (the "Company"), as of May 9, 2007 (inception) to May 30, 2007, and the related statements of operations, shareholders' deficit and cash flows from May 9, 2007, (inception) through May 30, 2007.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit, the financial statements referred to above present fairly, in all material respects, the financial position of Secure Voice Communications, Inc. as of May 30, 2007, and the results of its operations and its cash flows from May 9, 2007, (inception) through May 30, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company is in the development stage, has no established source of revenue and has suffered a loss from operations that raises substantial doubt about its ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Thomas Leger & Co. L.L.P.

June 6, 2007
Houston, Texas

SECURE VOICE COMMUNICATIONS, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
MAY 30, 2007

ASSETS

Cash	$ 1,165
License agreement	80,100
Total assets	$ 81,265

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Note payable – related party	$ 200,000
Shareholders’ deficit:
Common stock	2,045
Deficit accumulated during development stage	(120,780)
Total shareholders’ deficit	(118,735)
Total liabilities and shareholders’ deficit	$ 81,265

See accompanying notes to audited financial statements.

SECURE VOICE COMMUNICATIONS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS
PERIOD FROM MAY 9, 2007 (INCEPTION) THROUGH MAY 30, 2007

Revenue	$ --

Expenses:
Compensation expense	120,220
Consulting and legal fees	560
Total expenses	120,780
Net loss	$ (120,780)

Net loss per share – basic and diluted	$ (0.00)

Weighted average shares outstanding – basic and diluted	35,823,000

See accompanying notes to audited financial statements.

SECURE VOICE COMMUNICATIONS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS’ DEFICIT
PERIOD FROM MAY 9, 2007 (INCEPTION) THROUGH MAY 30, 2007

	Common	Common	Accumulated
	Stock	Stock	Deficit	Total

Common stock issued to founders	29,648,000	$ 1,000	$ --	$ 1,000
Common stock issued for cash	1,650,000	165	--	165
Common stock issued for services	8,800,000	880	--	880
Net loss	--	--	(120,780)	(120,780)
Balance May 30, 2007	40,098,000	$ 2,045	$ (120,780)	$ (118,735)

See accompanying notes to audited financial statements.

SECURE VOICE COMMUNICATIONS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS
PERIOD FROM MAY 9, 2007 (INCEPTION) THROUGH MAY 30, 2007

Operating activities:
Net loss	$ (120,780)
Adjustments to reconcile net loss to net cash provided by (used in)
operating activities:
Compensation expense relating to license agreement	119,900
Common stock issued for services	560
Common stock issued pursuant to employment agreements	320
Net cash provided by (used in) operating activities	--

Net cash provided by (used in) investing activities	--

Financing activities:
Common stock issued to founders for cash	1,000
Common stock issued for cash	165
Net cash provided by financing activities	1,165
Cash – beginning of period	--
Cash – end of period	$ 1,165

Supplemental disclosures:
Interest paid	$ --
Taxes paid	$ --

Non-cash financing activities:
Issuance of note payable for license agreement	$ 200,000

See accompanying notes to audited financial statements.

SECURE VOICE COMMUNICATIONS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 1.                            SUMMARY OF ACCOUNTING POLICIES

Nature of business

On May 9, 2007, Secure Voice Communications, Inc. ("Secure Voice") was incorporated in the State of Texas.  Secure Voice is a development-stage company that was created for the purposes of raising capital to be used for projects for discovering and acquiring leading-edge niche technologies, acting as their incubator and nurturing those technologies into market ready applications.

On May 31, 2007, Secure Voice exchanged 100% of its outstanding common stock for approximately 98.5% of the common stock of Dragon Gold Resources, Inc. ("Dragon Gold"), a U.S. public company.  For accounting purposes, the merger will be treated as an acquisition of Dragon Gold and a recapitalization of Secure Voice.

Secure Voice’s year end will be March 31, the same as Dragon Gold.

Going Concern

These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business.  The Company has never generated revenues since its inception and is unlikely to generate earnings in the immediate foreseeable future.  The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations and the attainment of profitable operations.  As of May 30, 2007, the Company has accumulated losses of $120,780 since inception.  These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be able to continue as a gong concern.  These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet.  Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash and all highly liquid financial instruments with purchased maturities of three months or less.

Income Taxes

Income taxes are computed using the asset and liability method.  Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws.  A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Basic Earnings/(Loss) Per Share

Basic earnings/(loss) per share has been calculated based on the weighted average number of shares of common stock outstanding during the period.

Recent Accounting Pronouncements

In February 2007, the FASB issued FASB Statement No. 159, Establishing the Fair Value Option for Financial Assets and Liabilities ("SFAS 159"), to permit all entities to choose to elect to measure eligible financial instruments at fair value.  SFAS 159 applies to fiscal years beginning after November 15, 2007, with early adoption permitted for an entity that has also elected to apply the provisions of SFAS 157, Fair Value Measurements. An entity is prohibited from retrospectively applying SFAS 159, unless it chooses early adoption.  Management is currently evaluating the impact of SFAS 159 on the financial statements.

In June 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”).  FIN 48 clarifies the application of SFAS No. 109, Accounting for Income Taxes, by establishing a threshold condition that a tax position must meet for any part of the benefit of that position to be recognized in the financial statements.  In addition to recognition, FIN 48 provides guidance concerning measurement, derecognition, classification and disclosure of tax positions.  FIN 48 is effective for fiscal years beginning after December 15, 2006; accordingly, the Company will adopt FIN 48 effective as of January 1, 2007.  Currently, the Company does not anticipate that the adoption of FIN 48 will have a material impact on its effective tax rate.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) AUG AIR-1 — Accounting for Planned Major Maintenance Activities.  FSP AUG AIR-1 prohibits the use of the accrue-in-advance method of accounting for planned major maintenance activities because it results in the recognition of a liability in a period prior to the occurrence of the transaction or event obligating the entity.  FSP AUG AIR-1 is effective for fiscal years beginning after December 15, 2006, and its guidance is applicable to entities in all industries.  The Company will adopt the guidance in FSP AUG-AIR-1 as of January 1, 2007.  The Company is currently evaluating the impact that the adoption of this guidance will have on its financial position and results of operations.

In September 2006, the Securities and Exchange Commission staff issued Staff Accounting Bulletin (“SAB”) No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.  SAB 108 provides guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement.  SAB 108 established a dual approach that requires quantification of errors under two methods: (1) roll-over method which quantifies the amount by which the current year income statement is misstated, and (2) the iron curtain method which quantifies the error as the cumulative amount by which the current year balance sheet is misstated.  In some situations, companies will be required to record errors that occurred in prior years even though those errors were immaterial for each year in which they arose.  Companies may choose to either restate all previously presented financial statements or record the cumulative effect of such errors as an adjustment to retained earnings at the beginning of the period in which SAB 108 is applied.  SAB 108 is effective for fiscal years ending after November 15, 2006.  The adoption of this pronouncement did not have an impact on the Company’s financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), which is intended to increase consistency and comparability in fair value measurements by defining fair value, establishing a framework for measuring fair value and expanding disclosures about fair value measurements.  SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  The Company will adopt SFAS 157 on January 1, 2008, and has not yet determined the impact, if any, on its consolidated financial statements.

NOTE 2.                            NOTES PAYABLE – RELATED PARTY

On May 10, 2007, Secure Voice Communications, Inc. (Texas) entered into a note agreement with Secure Voice Communications, Inc. (Florida) to acquire the license rights to a voice over IP (VOIP) technology.  The principal amount of the note is $200,000 with an annual interest rate of 9% and principal and accrued and unpaid interest due May 10, 2008.  The principal amount of the note exceeded the fair value of the license rights of $80,100 and the excess was charged to compensation expense.  Secure Voice Communications, Inc. (Florida) is owned 100% by KM Casey No. 1 LTD which is an affiliate of Kevan Casey who is also affiliated with Silver Star Holdings, the majority shareholder of Secure Voice Communications, Inc. (Texas).

NOTE 3.                            INCOME TAXES

Secure Voice has not yet realized income as of the date of this report, and  no  provision for income taxes has been made.  At May 30, 2007, there were no deferred tax assets or liabilities.

NOTE 4.                            COMMON  STOCK

Secure Voice issued 29,648,000 shares of common stock to its founding stockholders in exchange for $1,000 in cash.  On May 17, 2007, the Company issued 1,650,000 shares of its common stock for cash of $165 and 8,800,000 shares of its common stock for services which it valued at $880.  On May 31, 2007, the Company exchanged 100% of its common stock for approximately 98.5% of Dragon Gold as discussed in Note 1.

NOTE 5.                      SUBSEQUENT EVENT

On May 31, 2007 (the “Closing Date”), Dragon Gold Resources, Inc., a Nevada corporation (the "Company" or “Dragon Gold”) entered into and closed an Agreement and Plan of Reorganization (the “Exchange Agreement”) with Secure Voice Communications, Inc., a Texas corporation (“Secure Voice”) and the stockholders of Secure Voice (the “Stock Transaction”).  As a result of the Stock Transaction, Secure Voice became a wholly-owned subsidiary of the Company when the Company agreed to issue an aggregate of 3,207,840,000 shares of its common stock to the former shareholders of Secure Voice (in exchange for all the outstanding capital stock of Secure Voice), resulting in the former shareholders of Secure Voice owning approximately 98.5% of the issued and outstanding Dragon Gold common stock.  As the articles of incorporation only authorized the issuance of 500,000,000 shares of common stock, the Company issued 450,053,276 shares of common stock and is obligated to issue an additional 2,757,786,724 shares of common stock.  At the annual shareholders meeting scheduled for June 19, 2007, the shareholders are being asked to approve an 80-for-1 reverse split that will not reduce the number of authorized shares of common stock.  If such reverse split is approved, the Company will issue the balance of these shares which will equate to 34,472,334 shares on a post-split basis.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
DRAGON GOLD RESOURCES, INC. AND
SECURE VOICE COMMUNICATIONS, INC.

The following unaudited pro forma balance sheet has been derived from the balance sheet of Dragon Gold Resources, Inc. ("Dragon Gold") at March 31, 2007, and adjusts such information to give effect to the acquisition of Secure Voice Communications, Inc. ("Secured Voice"), as if the acquisition had occurred at March 31, 2007.  The unaudited pro forma balance sheet is presented for informational purposes only and does not purport to be indicative of the financial condition that would have resulted if the acquisition had been consummated at March 31, 2007.  The pro forma balance sheet should be read in conjunction with the notes thereto and Secure Voice’s financial statements and related notes thereto contained elsewhere in this filing.  The unaudited pro forma consolidated statement of operations for the period ended March 31, 2007, was prepared assuming that the transaction described above was consummated as of the beginning of the period presented giving effect to the acquisition, which will effectively be that of Dragon Gold, therefore, an unaudited consolidated statement of operations is not included herein..

An unaudited pro-forma consolidated balance sheet is presented below.

	Dragon Gold	Secure
	March 31, 2007	Voice		Unaudited
	(Unaudited)	May 30, 2007	Adjustments	Pro Forma
Assets:
Cash	$ 1,315	$ 1,165	(1,315)	$ 1,165
Property and equipment, net	1,179	--	(1,179)	--
License agreement	--	80,100		80,100
Total assets	$ 2,494	$ 81,265		$ 81,265

Liabilities and Shareholders’ Deficit
Accounts payable	$ 10,613	$ --	(10,613)	$ --
Note payable – related party	--	200,000		200,000
Due to related parties	88		(88)	--
Total liabilities	10,701	200,000		200,000
Shareholders’ deficit:
Common stock	49,947	2,045	3,205,795	3,257,787
Additional paid-in capital	2,704,447	--	(2,368,447)	336,000
Accumulated deficit	(2,762,601)	(120,780)	(829,141)	(3,712,522)
Total shareholders’ deficit	(8,207)	(118,735)		(118,735)
Total liabilities and shareholders’ deficit	$ 2,494	$ 81,265		$ 81,265

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET AND STATEMENT OF OPERATIONS

On May 31, 2007, the Registrant acquired 100% of the issued and outstanding shares of Secure Voice in exchange for 3,207,840,000 shares of the Registrant's common stock.  As the articles of incorporation only authorized the issuance of 500,000,000 shares of common stock, the Company issued 450,053,276 shares of common stock and is obligated to issue an additional 2,757,786,724 shares of common stock.  At the annual shareholders meeting scheduled for June 19, 2007, the shareholders are being asked to approve an 80-for-1 reverse split that will not reduce the number of authorized shares of common stock.  If such reverse split is approved, the Company will issue the balance of these shares which will equate to 34,472,334 shares on a post-split basis.

The above pro forma consolidated balance sheet reflects; 1) the elimination of assets and liabilities of Dragon Gold; 2) the issuance of 40,098,000 post-split shares of common stock (par value $0.08) issued to the shareholders’ of Secure Voice and merger expenses of $336,000 to be recognized effective May 31, 2007.

 EDGELINE HOLDINGS, INC.
AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEET

December 31, 2007
(Unaudited)
ASSETS

Cash and cash equivalents	$ 7,522
Prepaid expenses	64,747
Deferred offering costs	15,000
Total current assets	87,269
Property and equipment, net	3,068
Option agreement, net	17,778
Total assets	$ 108,115

LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities:
Accounts payable	$ 16,424
Accounts payable – related parties	111,515
Notes payable – related parties	279,555
Accrued liabilities	82,706
Total current liabilities	490,200
Shareholders' deficit:
Common stock, $.08 par value, 500,000,000 shares authorized,
41,849,533 shares issued and outstanding	3,347,963
Additional paid-in capital	739,083
Deficit accumulated during the development stage	(4,469,131)
Total shareholders’ deficit	(382,085)
Total liabilities and shareholders' deficit	$ 108,115

See accompanying notes to unaudited consolidated financial statements.

EDGELINE HOLDINGS, INC.
AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS
THREE MONTHS ENDED DECEMBER 31, 2007 AND
INCEPTION (MAY 9, 2007) THROUGH DECEMBER 31, 2007
(Unaudited)

	Three Months Ended	Inception (May 9, 2007) to
	December 31, 2007	December 31, 2007
Revenue	$ --	$ --

Costs and expenses:
Payroll and related expenses	29,965	67,943
Office administration	4,075	8,279
Professional fees	95,853	125,098
Investor relations	111,690	207,609
Compensation expense	300,066	420,286
Merger expenses	--	344,113
Impairment of license agreement	--	80,100
Acquisition costs of subsidiary	220,000	220,000
Depreciation and amortization	2,474	2,474
Other expenses	25,108	55,742
Total costs and expenses	789,231	1,531,644
Interest expense	6,731	17,745
Net loss	$ 795,962	$ 1,549,389

Net loss per share:
Basic and diluted	$ 0.02	$ 0.04

Weighted average number of common shares outstanding:
Basic and diluted	41,579,416	34,586,920

See accompanying notes to unaudited consolidated financial statements.

EDGELINE HOLDINGS, INC.
AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF CASH FLOWS
INCEPTION (MAY 9, 2007) THROUGH DECEMBER 31, 2007
(Unaudited)

Cash flows from operating activities:
Net loss	$ (1,549,389)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	2,474
Compensation expense relating to license agreement	119,900
Impairment of license agreement	80,100
Common stock and options issued for services	344,266
Non-cash merger expenses	336,000
Acquisition costs of subsidiary	220,000
Changes in assets and liabilities:
Deferred offering costs	(15,000)
Accounts payable	16,424
Accounts payable – related parties	134,968
Accrued liabilities	82,706
Net cash used in operating activities	(227,551)
Cash flows from investing activities:
Investment in option agreement	(20,000)
Property and equipment	(3,320)
Net cash used in investing activities	(23,320)
Cash flows from financing activities:
Common stock issued to founders for cash	1,000
Common stock issued for cash	165
Proceeds from notes payable – related parties	92,000
Repayment of notes payable – related party	(12,445)
Proceeds from exercise of stock options	177,673
Net cash provided by financing activities	258,393
Net increase in cash	7,522
Cash and cash equivalents, beginning of period	--
Cash and cash equivalents, end of period	$ 7,522

Supplemental disclosures:
Interest paid	$ 555
Taxes paid	$ --

Non-cash financing activities:
Issuance of stock for prepaid services	$ 83,197
Issuance of stock for payment of accounts payable	$ 23,453
Issuance of stock for acquisition of subsidiary	$ 220,000
Cancellation of stock certificate	$ 24,000
Issuance of note payable for license agreement	$ 200,000

See accompanying notes to unaudited consolidated financial statements.

EDGELINE HOLDINGS, INC.
AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

Note 1.                      Organization and Nature of Business

The accompanying unaudited financial statements of Edgeline Holdings, Inc. (the "Company" or "Edgeline Holdings") (formerly, Dragon Gold Resources, Inc.) have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB and Item 310(b) of Regulation S-B.  They do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for a complete financial presentation.  In the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation, have been included in the accompanying unaudited consolidated financial statements.  Operating results for the periods presented are not necessarily indicative of the results that may be expected for the full year.

These consolidated financial statements should be read in conjunction with the financial statements and footnotes, which are included as part of the Company's Form 10-KSB for the year ended March 31, 2007.

Edgeline Holdings, Inc. (formerly, Dragon Gold Resources, Inc., (Dragon Gold)) was incorporated in the State of Nevada on December 13, 2000, under the name “Folix Technologies, Inc.”  Effective June 14, 2004, the Company changed its name to Dragon Gold Resources, Inc.  The Company's principal business was the development of a Linux based application server and thin client computing systems.  During the year ended March 31, 2005, the Company entered the mineral resource exploration business through the acquisition of a 100% interest in Dragon Minerals Holdings Inc. (“DMHI”), a private British Virgin Island company.  DMHI is involved in mineral property acquisition and exploration in China.  On May 5, 2006, the Company and DMHI terminated their agreement dated July 14, 2004.  On June 19, 2007, the shareholders approved a change in the Company’s name to Edgeline Holdings, Inc.

On May 31, 2007 (the “Closing Date”), Dragon Gold Resources, Inc., entered into and closed an Agreement and Plan of Reorganization (the “Exchange Agreement”) with Secure Voice Communications, Inc., a Texas corporation (“Secure Voice”) and the stockholders of Secure Voice (the “Stock Transaction”).  As a result of the Stock Transaction, Secure Voice became a wholly-owned subsidiary of Dragon Gold when Dragon Gold agreed to issue an aggregate of 3,207,840,000 shares of its common stock to the former shareholders of Secure Voice (in exchange for all the outstanding capital stock of Secure Voice), resulting in the former shareholders of Secure Voice owning approximately 98.5% of the issued and outstanding Dragon Gold common stock.  As the articles of incorporation only authorized the issuance of 500,000,000 shares of common stock, Dragon Gold issued 450,053,276 shares of common stock and was obligated to issue an additional 2,757,786,724 shares of common stock.  At the annual shareholders’ meeting which was held on June 19, 2007, the shareholders approved an 80-for-1 reverse split that did not reduce the number of authorized shares of common stock.  Upon the approval of the 80-for-1 reverse split, Dragon Gold issued the balance of these shares which equated to 34,472,334 shares on a post-split basis.

As of December 31, 2007, Edgeline Holdings had three wholly-owned subsidiaries as follows:

•
Secure Voice Communications, Inc. (“Secure Voice”) – This subsidiary was incorporated in the State of Texas on May 9, 2007, with the initial primary focus being the development and readying for market a SIP (Session Initiation Protocol) based approach to defending voice traffic and voice packets against deliberate attacks such as DoS (Denial of Service) developing information.

•	New EnerSource, Inc. (“New EnerSource”) – This subsidiary was incorporated in the State of Texas on August 28, 2007, with the primary purpose to engage in enhanced oil recovery (“EOR”) projects.

•
Intertech Bio Corporation (“Intertech Bio”) – Intertech Bio was incorporated in the State of Texas on August 8, 2007.  Its primary purpose is to focus on developing products to treat cancer, infectious diseases and other medical conditions associated with compromised immune systems.

Note 2.                      Going Concern

These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business.  The Company has not generated revenue since its inception and is unlikely to generate earnings in the immediate or foreseeable future.  The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders and the ability of the Company to obtain necessary equity financing to continue operations and the attainment of profitable operations.  As of December 31, 2007, the Company has accumulated losses of $1,549,389 since inception.  These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.  These factors raise substantial doubt regarding the Company's ability to continue as a going concern.

Note 3.                      Stock-Based Compensation

In December 2004, the Financial Accounting Standards Boards (“FASB”) issued SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123(R)”).  This statement requires the cost resulting from all share-based payment transactions be recognized in the financial statements at their fair value on the grant date.  SFAS No. 123(R) was adopted by the Company on May 31, 2007.

The Company adopted SFAS No. 123(R) using the modified prospective application method described in the statement.  On May 31, 2007, the Board of Directors adopted the 2007 Stock Option Plan (the “Plan”), which allows for the issuance of up to 6,000,000 stock options to directors, executive officers, employees and consultants of the Company who are contributing to the Company’s success.  During the three months ended December 31, 2007, the Company issued 183,627 non-qualified stock options at exercise prices ranging from $0.41 to $0.56 per share to certain individuals for consulting services which the Company valued at $125,066 using the Black-Scholes option pricing model with the following assumptions: volatility of 232.61%, term of four years, risk free interest rate of 4.23% and dividend of 0%..  These options were exercised during the period and the Company received proceeds of $86,419.  The Plan was approved by the shareholders on June 19, 2007.

Note 4.                            Option Agreement

On November 30, 2007, the Company entered into an Option Agreement with The University of Texas M.D. Anderson Cancer Center (“UTMDACC”) to evaluate certain patent rights in relation to products arising therefrom and markets therefore and to negotiate a license with UTMDACC for the use of such patent rights on five (5) specific intellectual property rights.  As consideration for the option, The Company paid UTMDACC $20,000 for the period November 30, 2007 through August 31, 2008, and has the right to extend the option term to November 30, 2008, by paying UTMDACC an additional $40,000 on or before August 31, 2008.

Note 5.                            Accounts Payable – Related Parties

Certain officers, directors and consultants, who are also stockholders of the Company, have paid for goods and services, or incurred expenses, for the benefit of the Company during the period from inception through December 31, 2007.  As of December 31, 2007, the amount due from the Company to these related parties was $111,515.

Note 6.                            Notes Payable – Related Parties

On May 10, 2007, Secure Voice Communications, Inc. (Texas) entered into a note agreement with Secure Voice Communications, Inc. (Florida) to acquire the license rights to a voice over IP (“VoIP”) technology.  The principal amount of the note is $200,000 with an annual interest rate of 9% and principal and accrued and unpaid interest due May 10, 2008.  The principal amount of the note exceeded the fair value of the license rights of $80,100 and the excess was charged to compensation expense.  Secure Voice Communications, Inc. (Florida) is owned 100% by KM Casey No. 1 LTD which is an affiliate of Kevan Casey, who is also affiliated with Silver Star Holdings, the majority shareholder of Edgeline Holdings.

At June 30, 2007, the Company performed an impairment test on the carrying value of the license agreement it had acquired from Secure Voice Communications, Inc. (Florida) and determined an impairment charge for the full carrying value of $80,100 was warranted.

On June 13, 2007, Edgeline Holdings entered into a note agreement with Tommy Allen, a shareholder of the Company in the principal amount of $20,000 at an annual interest rate of 10% and principal and accrued and unpaid interest due September 30, 2007.  During the quarter ended September 30, 2007, the Company had repaid $12,444 of the principal amount of the note to Mr. Allen and the Company made no payments during the quarter ended December 31, 2007.  Mr. Allen has verbally agreed to extend the due date of the note to March 31, 2008.

On July 24, 2007, Edgeline Holdings entered into a note agreement with SCJ Resources Corporation, an entity owned 100% by the Company’s CFO, in the principal amount of $25,000 at an annual interest rate of 10% and principal and accrued and unpaid interest due September 30, 2007.  In addition, the Company agreed to pay SCJ Resources Corporation a 10% transaction fee that will accrue interest from the date of the note.  SCJ Resources Corporation verbally agreed to extend the due date of the note and accrued and unpaid interest to March 31, 2008.

On November 30, 2007, the Company entered into a note agreement with Kevan Casey in the principal amount of $15,000 and an annual interest rate of 10%.  The principal and accrued and unpaid interest is due on May 31, 2008.

On November 30, 2007, the Company entered into a note agreement with KM Casey No. 1 LTD in the principal amount of $32,000 and an annual interest rate of 10%.  The principal and accrued and unpaid interest is due on May 31, 2008.

Note 7.                            Common Stock

Secure Voice Communications, Inc. (Texas) issued 29,648,000 shares of common stock to its founding stockholders in exchange for $1,000 in cash.  On May 17, 2007, Secure Voice Communications, Inc. (Texas) issued 1,650,000 shares of its common stock for cash of $165 and 8,800,000 shares of its common stock for services which it valued at $880.  On May 31, 2007, Secure Voice Communications, Inc. (Texas) exchanged 100% of its common stock for approximately 98.5% of Edgeline Holdings as discussed in Note 1.

On June 19, 2007, the shareholders approved a 1-for-80 (1:80) reverse stock split which did not reduce the number of shares of common stock the Company is authorized to issue, but increased the par value from $0.001 to $0.08 per share.  Immediately following the shareholder approval of the reverse stock split, the Company completed the reverse stock split and issued the balance of the shares to be issued to the Secure Voice shareholders to complete the transaction.  The following table summarizes the stock issuances.

	Before 1:80 Reverse Split	After 1:80 Reverse Split
Common shares outstanding prior to reverse merger	49,946,724	624,334
Initial shares issued pursuant to reverse merger	450,053,276	5,625,666
Shares issued subsequent to shareholder meeting	2,757,786,724	34,472,334
Total shares outstanding	3,257,786,724	40,722,334

During August and September 2007, the Company issued 143,572 shares of its common stock to an individual through the exercise of stock options with exercise prices between $0.46 and $0.90 per share which the Company valued at $10,520.

On September 30, 2007, the Company issued 100,000 shares of its restricted common stock to two companies for consulting services which the Company valued at $82,000, the fair market value on the date of issuance.

During the quarter ended December 31, 2007, the Company issued 183,627 shares of its common stock through the exercise of stock options to two individuals for consulting services which the Company valued at $125,066 using the Black-Scholes option pricing model.

On November 7, 2007, the Company acquired all of the outstanding capital stock from the shareholders of Intertech Bio Corporation, a Texas corporation, through the issuance of 500,000 shares of its restricted common stock, which the Company valued at $220,000, the fair market value on the date of the acquisition.  The entire value of $220,000 was charged to expense as acquisition costs during the quarter ended December 31, 2007.  In addition, the Company issued 100,000 shares of its restricted common stock to two individuals pursuant to their consulting agreements which the Company valued at $46,000, the fair market value on the date of issuance.  Administratively, the Company has not issued the stock certificates to the shareholders of Intertech Bio Corporation or the consultants as the Company is renegotiating the transaction.  The 600,000 shares of common stock are included in the issued and outstanding calculations as if they had been issued.

On November 15, 2007, the Company issued 300,000 shares of its restricted common stock to Donald Picker, the Company’s Chief Operating Officer, pursuant to his consulting agreement which the Company valued at $129,000, the fair market value on the date of issuance.

On December 19, 2007, the Company issued 100,000 shares of its common stock pursuant to its 2007 Stock option Plan to an individual as payment for past and future legal services which the Company valued at $39,000, the fair market value on the date of issuance.

On December 20, 2007, the Company received a certificate for 300,000 shares of its common stock from a former shareholder of Secure Voice Communications, Inc., which the Company has returned to the transfer agent to be cancelled.

Note 8.                            Funding

On December 20, 2007, the Company entered into an Investment Agreement with Dutchess Private Equities Fund, Ltd. (“Dutchess”).  Pursuant to this investment agreement, Dutchess shall commit to purchase up to $10,000,000 of the Company’s common stock over the course of thirty-six (36) months.  The maximum amount the Company may raise under the Investment Agreement is $10,000,000, provided it registers enough shares to raise this amount, although the Company is not obligated to request the entire $10,000,000.  Over a period of 36 months, the Company may periodically deliver new issue shares of its common stock to Dutchess, which then delivers cash to the Company based on a price per share tied to the current market price of its common stock.  The actual number of shares that the Company may issue subject to the investment agreement is not determinable as it is based on the market price of the Company’s common stock from time to time.

The amount that the Company shall be entitled to request from each purchase (“Puts”) shall be equal to, at the Company’s election, either (i) up to $250,000 or (ii) 200% of the average daily volume (U.S. market only) (“ADV”) multiplied by the average of the 3 daily closing bid prices immediately preceding the Put Date.  The ADV shall be computed using the three (3) trading days prior to the Put Date.  The put date shall be the date that Dutchess receives a put notice of a draw down by the Company of a portion of the line.  The purchase price shall be set at ninety-six percent (96%) of the lowest closing bid price of the common stock during the pricing period.  The pricing period shall be the five (5) consecutive trading days immediately after the put notice date.  There are put restrictions applied on days between the put date and the closing date with respect to that particular Put.  During this time, the Company shall not be entitled to deliver another put notice.  Further, the Company shall reserve the right to withdraw the Put if the purchase price is less than seventy-five percent (75%) of the lowest closing bid prices for the 10-trading day period immediately preceding each put notice.

The Company paid Dutchess a non-refundable document preparation fee for the preparation of the investment agreement and registration rights agreement, which amount is carried on the balance sheet as “Deferred financing costs” and will be charged to additional paid in capital once the registration statement is declared effective.  The Company agreed to file a registration statement within 45 days of the execution of the investment agreement and registration rights agreement.  There are no registration penalties should the registration statement not be declared effective by the SEC.

Note 9.                            Subsequent Events

Note Payable

On February 12, 2008, the Company entered into a note agreement with Kevan Casey in the principal amount of $70,000 and an annual interest rate of 10%.  The principal and accrued and unpaid interest is due upon demand.

Stock Options

On January 15, 2008, the Company issued 220,000 shares of its common stock to an individual as payment for advisory services to the Company pursuant to a consulting agreement, which the Company valued at $60,000.  The issuance of the shares was pursuant to the exercise of 220,000 nonqualified stock options with an exercise price of $0.08 per share.  The Company has recorded a stock subscription receivable in the amount of $17,600.

Part II

Information not required in prospectus

Item 24.  Indemnification of directors and officers

Section 78.138 of the Nevada Revised Statutes provides that no director or officer shall be individually liable for any damages as a result of any act or the failure to act in his capacity as a director or officer unless it is proven that:

(a) his failure to act constituted a breach of his fiduciary duties as a director or officer; and

(b) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Section 78.747 of the Nevada Revised Statutes provides that no stockholder, director or officer of a corporation is individually liable for the corporation’s debts unless the stockholder, director or officer acted as the alter ego of the corporation.

Section 78.7602 of the Nevada Statutes authorizes a corporation to indemnify its directors, officers, employees, or other agents against costs and expenses arising from claims, suits and proceedings if such persons acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Notwithstanding the foregoing, no indemnification may be made in respect of any claim, issue or matter, as to which such person is adjudged to be liable to the corporation unless and only to the extent that a court of competent jurisdiction determines that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Our Articles of Incorporation and Bylaws provide indemnification of directors and officers to the maximum extent permitted by Nevada law. Our Bylaws also permit us to purchase and maintain insurance on behalf of directors, officers, employees and agents of the company for any liability and expenses incurred in his capacity as such, whether or not the company has the authority to indemnify him against such liability and expenses.
.

Item 25.  Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered.  The expenses shall be paid by the Company.

SEC registration fees	$ 158
Legal fees	20,000
Accounting fees	5,000
Misc.	10,000
Total	$ 35,1589

Item 26.  Recent Sales of Unregistered Securities

The following transactions were completed pursuant to either Section 4(2) of the Securities Act or Regulation D of the Securities Act.  With respect to issuances made pursuant to Section 4(2) of the Securities Act, the transactions did not involve any public offering and were sold to a limited group of persons.  Each recipient either received adequate information about us or had access, through employment or other relationships, to such information, and the Company determined that each recipient had such knowledge and experience in financial and business matters that they were able to evaluate the merits and risks of an investment in the Company.

Secure Voice Communications, Inc. (Texas) issued 29,648,000 shares of common stock to its founding stockholders in exchange for $1,000 in cash.  On May 17, 2007, Secure Voice Communications, Inc. (Texas) issued 1,650,000 shares of its common stock for cash of $165 and 8,800,000 shares of its common stock for services which it valued at $880.  On May 31, 2007, Secure Voice Communications, Inc. (Texas) exchanged 100% of its common stock for approximately 98.5% of the Company.

On June 19, 2007, the shareholders approved a 1-for-80 (1:80) reverse stock split which did not reduce the number of shares of common stock the Company is authorized to issue, but increased the par value from $0.001 to $0.08 per share.  Immediately following the shareholder approval of the reverse stock split, the Company completed the reverse stock split and issued the balance of the shares to be issued to the Secure Voice shareholders to complete the transaction.  The following table summarizes the stock issuances.

	Before 1:80 Reverse Split	After 1:80 Reverse Split
Common shares outstanding prior to reverse merger	49,946,724	624,334
Initial shares issued pursuant to reverse merger	450,053,276	5,625,666
Shares issued subsequent to shareholder meeting	2,757,786,724	34,472,334
Total shares outstanding	3,257,786,724	40,722,334

On September 30, 2007, the Company issued 100,000 shares of its restricted common stock to two companies for consulting services which the Company valued at $82,000, the fair market value on the date of issuance.

On November 7, 2007, the Company acquired all of the outstanding capital stock from the shareholders of Intertech Bio Corporation, a Texas corporation, through the issuance of 500,000 shares of its restricted common stock, which the Company valued at $220,000, the fair market value on the date of the acquisition.  The entire value of $220,000 was charged to expense as acquisition costs during the quarter ended December 31, 2007.  In addition, the Company issued 100,000 shares of its restricted common stock to two individuals pursuant to their consulting agreements which the Company valued at $46,000, the fair market value on the date of issuance.  Administratively, the Company has not issued the stock certificates to the shareholders of Intertech Bio Corporation or the consultants as the Company is renegotiating the transaction.  The 600,000 shares of common stock are included in the issued and outstanding calculations as if they had been issued.

On November 15, 2007, the Company issued 300,000 shares of its restricted common stock to Donald Picker, the Company’s Chief Operating Officer, pursuant to his consulting agreement which the Company valued at $129,000, the fair market value on the date of issuance.

On December 19, 2007, the Company issued 100,000 shares of its common stock pursuant to its 2007 Stock Option Plan to an individual as payment for past and future legal services which the Company valued at $39,000, the fair market value on the date of issuance.

In connection with the Company’s focus on developing products to treat cancer, the Company has determined it is in the best interests of the Company to terminate the BuyBack Agreements, entered into in connection with the Securities Purchase Agreement, dated November 7, 2007, by and among certain investors and Intertech Bio Corporation, our subsidiary and the Company.  In connection with the termination of the BuyBack Agreements, we have agreed to issue 4,469,909 shares to the investors in the November Securities Purchase Agreement.  The investors have agreed to enter into a lock up and leak out agreement upon the issuance of those shares.

In March 2008, the Company acquired 25,000 shares of Intetech Bio Corporation, or subsidiary, from Len Ivins, and in consideration, we issued Mr. Ivins 1,600,000 shares of our common stock.  Mr. Ivins has agreed that to lock up these shares of our common stock for a period of eighteen months and then leak them out over a period of three years.

With respect to issuances made pursuant to Regulation D of the Securities Act, we determined that each purchaser was an “accredited investor” as defined in Rule 501(a) under the Securities Act, or if such investor was not an accredited investor, that such investor received the information required by Regulation D.

Item 27.  Exhibits

EXHIBITS

Exhibit No.	Description
3.1	Articles (incorporated by reference in the Registration Statement on Form SB-2 filed with the SEC on August 13, 2003)
3.2	Amended Articles (incorporated by reference in the Form 8-k filed with the SEC on June 14, 2004)
3.3	Bylaws (incorporated by reference in the Registration Statement on Form SB-2 filed with the SEC on August 13, 2003)
5.1	Legal Opinion of Brewer & Pritchard PC. Provided herewith.
10.1
Agreement and Plan of Reorganization between Dragon Gold Resources, Inc. and Secure Voice Communications, Inc. dated May 31, 2007, filed as an exhibit to the Company’s Annual Report on Form 10-KSB for the year ended March 31, 2007, filed on June 6, 2007.

10.2	2007 Stock Option Plan filed as an exhibit to the Company’s Registration Statement on Form S-8 filed on July 25, 2007. *
10.3	Employment agreement dated May 10, 2007, with J. Leonard Ivins filed as an exhibit to the Company’s Annual Report on Form 10-KSB for the year ended March 31, 2007, filed on June 6, 2007. *
10.4	Investment Agreement dated December 20, 2007, between Registrant and Dutchess Private Equities Fund, Ltd. Filed as an exhibit to the Company’s Form 8-K dated December 26, 2007.
10.5	Registration Rights Agreement dated December 20, 2007, between Registrant and Dutchess Private Equities Fund, Ltd. Filed as an exhibit to the Company’s Form 8-K dated December 26, 2007.
10.6	Amended and Restated Articles of Incorporation filed as an exhibit to the Company’s Definitive Information Statement dated February 15, 2008.
21.1	Subsidiaries of the Registrant (incorporated by reference to Form 10-QSB filed with the SEC on February 20, 2008).
23.1	Consent of Independent Registered Public Accounting Firm. Provided herewith.

Item 28.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change  in the information set forth  in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement; and

iii.	To include any additional or changed material information with respect to the plan of distribution.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person  in connection with the securities being registered, the registrant will, unless  in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed  in the Act and will be governed by the final adjudication of such issue.

(c) We further undertake that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration  statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide   offering thereof.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1/A and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Houston, State of Texas, on April 30, 2008.

                                                                Oncolin Therapeutics, Inc.

                                                      By:
                                                                /s/ J. Leonard Ivins
                                                                J. Leonard Ivins, Chief Executive Officer

           In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated:

Pursuant to the requirements of the Securities Exchange Act of 1934, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature                                                          Title                                                          Date

/s/ J. Leonard Ivins
J. Leonard Ivins                                                Chief Executive Officer                                        May 9, 2008
    and Chairman of the Board

/s/ Steven M. Plumb
Steven M. Plumb                                              Principal Financial Officer                                   May 9, 2008

INDEX TO EXHIBITS

Exhibit No.	Description
3.1	Articles (incorporated by reference in the Registration Statement on Form SB-2 filed with the SEC on August 13, 2003)
3.2	Amended Articles (incorporated by reference in the Form 8-k filed with the SEC on June 14, 2004)
3.3	Bylaws (incorporated by reference in the Registration Statement on Form SB-2 filed with the SEC on August 13, 2003)
5.1	Legal Opinion of Brewer & Pritchard PC. Provided herewith.
10.1
Agreement and Plan of Reorganization between Dragon Gold Resources, Inc. and Secure Voice Communications, Inc. dated May 31, 2007, filed as an exhibit to the Company’s Annual Report on Form 10-KSB for the year ended March 31, 2007, filed on June 6, 2007.

10.2	2007 Stock Option Plan filed as an exhibit to the Company’s Registration Statement on Form S-8 filed on July 25, 2007. *
10.3	Employment agreement dated May 10, 2007, with J. Leonard Ivins filed as an exhibit to the Company’s Annual Report on Form 10-KSB for the year ended March 31, 2007, filed on June 6, 2007. *
10.4	Investment Agreement dated December 20, 2007, between Registrant and Dutchess Private Equities Fund, Ltd. Filed as an exhibit to the Company’s Form 8-K dated December 26, 2007.
10.5	Registration Rights Agreement dated December 20, 2007, between Registrant and Dutchess Private Equities Fund, Ltd. Filed as an exhibit to the Company’s Form 8-K dated December 26, 2007.
10.6	Amended and Restated Articles of Incorporation filed as an exhibit to the Company’s Definitive Information Statement dated February 15, 2008.
21.1	Subsidiaries of the Registrant (incorporated by reference to Form 10-QSB filed with the SEC on February 20, 2008).
23.1	Consent of Independent Registered Public Accounting Firm. Provided herewith.

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 6, 2007, to this Registration Statement on Form S-1 and related prospectus of Oncolin Therapeutics, Inc. (formerly “Edgeline Holdings, Inc.”) for the registration of shares of its common stock.

/s/ Thomas Leger & Co. L.L.P.
Houston, Texas
May 9, 2008

May 9, 2008

Board of Directors
Oncolin Therapeutics, Inc.

Re:           Registration on Form S-1

Gentlemen:

We have acted as counsel to Oncolin Therapeutics, Inc., a Nevada corporation (the “Company”), in connection with the preparation of a registration statement filed with the Securities and Exchange Commission on Form S-1 (“Registration Statement”) relating to the resale of 5,250,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, as described in the Registration Statement.

We have examined such records and documents and have made such examination of laws as we considered necessary to form a basis for the opinion set forth herein. In addition, we have obtained certain representations from the Company’s chief executive officer. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies thereof.

In this connection, we have examined originals or copies identified to our satisfaction of such documents, corporate and other records, certificates, and other papers as we deemed necessary to examine for purposes of this opinion, including but not limited to the transaction documents related to the 5,250,000 shares being registered in the Registration Statement, the Articles of Incorporation of the Company, the Bylaws of the Company and resolutions of the Board of Directors of the Company.

Based solely upon a review of the documents described in paragraph 2 and 3 above, we are of the opinion that of the 5,250,000 shares of common stock issuable upon the conversion and/or exercise of derivative securities and anti-dilution provisions, the resale of which is being registered in the Registration Statement, when issued and delivered by the Company in accordance with the terms of such warrants and notes, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is part of the Registration Statement.  This opinion is being furnished in accordance with the requirements of Item 27 of Form S-1.  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Very truly yours,

/S/ Brewer & Pritchard, P.C.
BREWER & PRITCHARD, P.C.